Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (in thousands except for share and per share amounts)
EXECUTIVE OVERVIEW
Westwood One is a provider of programming, information services and other content to the radio, TV and digital sectors. We are one of the largest domestic outsourced providers of traffic reporting services and one of the nation’s largest radio networks, producing and distributing national news, sports, music, talk and entertainment programs, features and live events, in addition to local news, sports, weather, video news and other information programming. We deliver our content to over 5,000 radio and television stations in the U.S. The commercial airtime that we sell to our advertisers is acquired from radio and television affiliates in exchange for our programming, content, information, and in certain circumstances, cash compensation.
We derive substantially all of our revenue from the sale of :10 second, :15 second, :30 second and :60 second commercial airtime to advertisers. Our advertisers who target local/regional audiences generally find the most effective method is to purchase shorter duration advertisements, which are principally correlated to traffic and information related programming and content. Our advertisers who target national audiences generally find the most cost effective method is to purchase longer :30 or :60 second advertisements, which are principally correlated to news, talk, sports and music and entertainment related programming and content. A growing number of advertisers purchase both local/regional and national airtime. Our goal is to maximize the yield of our available commercial airtime to optimize revenue.
In managing our business, we develop programming and exploit our commercial airtime by concurrently taking into consideration the demands of our advertisers on both a market specific and national basis, the inputs of the owners and management of our radio station affiliates, and the inputs of our programming partners and talent. Our continued success and prospects for growth are dependent upon our ability to manage these factors in a cost effective manner and to adapt our information and entertainment programming to different distribution platforms. Our results may also be impacted by overall economic conditions, trends in demand for radio related advertising, competition, and risks inherent in our customer base, including customer attrition and our ability to generate new business opportunities to offset any attrition.
There are a variety of factors that influence our revenue on a periodic basis including but not limited to: (1) economic conditions and the relative strength or weakness in the United States economy; (2) advertiser spending patterns and the timing of the broadcasting of our programming, principally the seasonal nature of sports programming; (3) advertiser demand on a local/regional or national basis for radio related advertising products; (4) increases or decreases in our portfolio of program offerings and related audiences, including changes in the demographic composition of our audience base; (5) increases or decreases in the size of our advertiser sales force; and (6) competitive and alternative programs and advertising mediums, including, but not limited to, radio.
Our commercial airtime is perishable, and accordingly, our revenue is significantly impacted by the commercial airtime available at the time we enter into an arrangement with an advertiser. Our ability to specifically isolate the relative historical aggregate impact of price and volume is not practical as commercial airtime is sold and managed on an order-by-order basis. We closely monitor advertiser commitments for the current calendar year, with particular emphasis placed on the annual upfront process and a prospective three-month period. We take the following factors, among others, into account when pricing commercial airtime: (1) the dollar value, length and breadth of the order; (2) the desired reach and audience demographic; (3) the quantity of commercial airtime available for the desired demographic requested by the advertiser for sale at the time their order is negotiated; and (4) the proximity of the date of the order placement to the desired broadcast date of the commercial airtime.
Our national revenue has been trending downward for the last several years due principally to reductions in national audience levels and lower clearance and audience levels of our affiliated stations. Our local/regional revenue has been trending downward due principally to increased competition, reductions in our local/regional sales force, combined with an increase in the amount of :10 second inventory being sold by radio stations. Recently, our operating performance has also been affected by the weakness in the United States economy and advertiser demand for radio related advertising products.

The principal components of our operating expenses are programming, production and distribution costs (including affiliate compensation and broadcast rights fees), selling expenses including commissions, promotional expenses and bad debt expenses, depreciation and amortization, and corporate general and administrative expenses. Corporate general and administrative expenses are primarily comprised of costs associated with the Management Agreement (which terminated on March 3, 2008), corporate accounting, legal and administrative personnel costs, and other administrative expenses, including those associated with corporate governance matters. Special charges include one-time expenses associated with the renegotiation of the CBS agreements, the Gores investment, re-financing costs and re-engineering expenses.
We consider our operating cost structure to be largely fixed in nature, and as a result, we need several months lead time to make significant modification to our cost structure to react to what we view are more than temporary increases or decreases in advertiser demand. This becomes important in predicting our performance in periods when advertiser revenue is increasing or decreasing. In periods where advertiser revenue is increasing, the fixed nature of a substantial portion of our costs means that operating income will grow faster than the related growth in revenue. Conversely, in a period of declining revenue, operating income will decrease by a greater percentage than the decline in revenue because of the lead time needed to reduce our operating cost structure. If we perceive a decline in revenue to be temporary, we may choose not to reduce our fixed costs, or may even increase our fixed costs, so as to not limit our future growth potential when the advertising marketplace rebounds. We carefully consider matters such as credit and commercial inventory risks, among others, in assessing arrangements with our programming and distribution partners. In those circumstances where we function as the principal in the transaction, the revenue and associated operating costs are presented on a gross basis in the Consolidated Statement of Operations. In those circumstances where we function as an agent or sales representative, our effective commission is presented within revenue with no corresponding operating expenses. Although no individual relationship is significant, the relative mix of such arrangements is significant when evaluating operating margin and/or increases and decreases in operating expenses.
We engaged consultants for the most part to assist us in determining the most cost effective manner to gather and disseminate traffic information to our constituents. As a result, we announced a Metro/Traffic re-engineering initiative that was implemented in the last half of 2008. We expect to incur ongoing costs related to this re-engineering initiative and accordingly recorded charges of $10,598 in the third quarter and $3,502 in the fourth quarter of 2008, respectively.
On October 2, 2007, we entered into a definitive agreement with CBS Radio documenting a long-term arrangement through March 31, 2017. As part of the new arrangement which was approved by our shareholders on February 12, 2008, closed on March 3, 2008, CBS Radio agreed to broadcast certain of our commercial inventory for our Network and Metro/Traffic and information division through March 31, 2017 in exchange for certain programming and/or cash compensation. If CBS Radio chooses to divest its radio stations to third parties, with certain exceptions CBS Radio is required to assign such station’s agreements to the new owner or air our commercial inventory on a comparable station they continue to own. As part of the new arrangement, certain existing agreements between us and CBS Radio, including the News Programming Agreement, the Technical Services Agreement and the Trademark License Agreement were amended and restated and extended through March 31, 2017. Under the new arrangement, CBS Radio agreed to assign to us all of its right, title and interest in and to the warrants to purchase common stock outstanding under prior agreements. These warrants were cancelled and retired on March 3, 2008.
The new arrangement with CBS Radio is particularly important to us, as in recent years, the radio broadcasting industry has experienced a significant amount of consolidation. As a result, certain major radio station groups, including Clear Channel Communications and CBS Radio, have emerged as powerful forces in the industry. While we provide programming to all major radio station groups, our extended affiliation agreements with most of CBS Radio’s owned and operated radio stations provide us with a significant portion of the audience that we sell to advertisers.

When CBS Radio discontinued Howard Stern’s radio program in 2006, the audience delivered by affiliates that broadcast the program declined significantly. Many of our affiliation agreements with CBS Radio did not allow us to reduce the compensation those stations were paid as a result of delivering a lower audience. Additionally, certain CBS Radio stations broadcast fewer commercials than in prior periods. These items contributed to a significant decline in our national audience delivery to advertisers. Our new arrangement with CBS (which became effective on March 3, 2008), mitigates both of these circumstances going forward by adjusting affiliate compensation up and/or down as a result of changes in audience levels. In addition, the arrangement provides CBS Radio with financial incentives to broadcast substantially all of our commercial inventory (referred to as “clearance”) in accordance with their contract terms and significant penalties for not complying with the contractual terms of our arrangement. We believe that CBS Radio has taken and will continue to take the necessary steps to stabilize and increase the audience reached by its stations. It should be noted however, that even as CBS takes steps to increase its compliance with our affiliation agreements, our operating costs will increase before we will be able to increase prices for the larger audience we will deliver, which was and may continue to be a contribution to the decline in our operating income.
Results of Operations and Financial Condition
Revenue
We established a new organizational structure in 2008 pursuant to which we manage and report our business in two operating segments: Network and Metro/Traffic. Our Network Division produces and distributes regularly scheduled and special syndicated programs, including exclusive live concerts, music and interview shows, national music countdowns, lifestyle short features, news broadcasts, talk programs, sporting events and sports features. Our Metro/Traffic Division provides traffic reports and local news, weather and sports information programming to radio and television affiliates and their websites. We evaluate segment performance based on segment revenue and segment operating (loss)/income. Administrative functions such as finance, human resources and information systems are centralized. However, where applicable, portions of the administrative function costs are allocated between the operating segments. The operating segments do not share programming or report distribution. Operating costs are captured discretely within each segment. Our accounts receivable and property, plant and equipment are captured and reported discretely within each operating segment.
Revenue presented by operating segment is as follows for the years ending December 31:

	2008		2007		2006
	$	% of Total	$	% of Total	$	% of Total

Metro	$194,884	48%	$232,446	51%	$265,768	52%
Network	209,532	52%	218,938	49%	246,317	48%

Total (1)	$404,416	100%	$451,384	100%	$512,085	100%

(1)
As described above, we currently aggregate revenue data based on the operating segment. A number of advertisers purchase both local/regional and national commercial airtime in both segments. Our objective is to optimize total revenue from those advertisers.

For the year ended December 31, 2008 (“2008”) revenue decreased $46,968, or 10.4%, from $451,384 to $404,416 and for the year ended December 31, 2007 (“2007”) revenue decreased $60,701, or 11.9%, from $512,085 for the year ended December 31, 2006 (“2006”). The decrease in 2008 was principally attributable to the current economic downturn. Revenue in 2008 and 2007 was also affected by increased competition, lower audience levels and a reduction in our sales force.
For 2008 Metro/Traffic revenue decreased to $194,884, a decline of 16.2%, from $232,446 in 2007 and $265,768 in 2006, a decline of 12.5%. The 2008 decrease is primarily due to the current economic downturn, a weak local advertising marketplace primarily in the automotive, financial services and retail categories, increased competition and a continued reduction in :10 second inventory units available to sell. The 2007 decrease was principally attributable to a 15% reduction in our sales force from 2006, a reduction in :10 second inventory units to sell as a result of the closure of several second-tier traffic markets in mid to late 2006 and canceling several representation and affiliation agreements (representing an approximately 18% decrease in inventory units from June 30, 2006 to December 31, 2007), and increased :10 second inventory being sold by radio stations. The reduced demand was experienced in most markets and advertiser categories.

For 2008 Network revenue was $209,532, compared to $218,938 for 2007, a 4.3% decline, and from $246,317 in 2006, a decline of 11.1%. The decline in 2008 is primarily the result of the general decline in advertising spending, which started to contract mid-year and which accelerated during the fourth quarter of 2008. Our performance was also impacted by lower revenues from our RADAR inventory and lower barter revenue. The decrease in 2007 Network revenue was principally attributable to an approximate 23% reduction in our quarterly gross impressions from RADAR rated network inventory (news programming inventory) which resulted from our affiliates experiencing audience declines, lower clearance levels by certain CBS Radio stations and planned reductions in affiliate compensation, the cancellation of certain programs (approximately $5,500) and the non-recurrence of revenue attributable to the 2006 Winter Olympic games (approximately $5,700), partially offset by revenue generated from new program launches (approximately $6,000). Excluding the effect of the non-recurrence of revenue attributable to the 2006 Winter Olympics, national revenue would have declined approximately 8.9%.
Expenses
Operating costs
Operating costs for the years ended December 31, 2008, 2007 and 2006 were as follows:

	2008		2007		2006
	$	% of Total	$	% of Total	$	% of Total
Programming, production and distribution expenses	$293,740	81%	$274,645	78%	$301,562	76%
Selling expenses	34,343	10%	34,237	10%	46,814	12%
Stock-based compensation	5,443	2%	5,386	2%	6,345	2%
Other operating expenses	26,966	7%	36,172	10%	40,475	10%

	$360,492	100%	$350,440	100%	$395,196	100%

Operating costs for the twelve months ended December 31, 2008 increased $10,052, or 2.9%, to $360,492 from $350,440 for the twelve months ended December 31, 2007 due to increased station compensation and salary costs, which were partially offset by the elimination of management fees as a result of the new CBS arrangement. Operating costs in 2007 decreased $44,756, or 11.3%, to $350,440 from $395,196 in 2006.
Expenses for programming, production and distribution were $293,740 for the year ended December 31, 2008, an increase of $19,095 from $274,645 for the same period ending December 31, 2007. The increase relates to an increase in station compensation costs primarily related to the CBS arrangement. Programming, production and distribution expenses in 2007 decreased $26,917 or 8.9% to $274,645 from $301,562 in 2006. The 2007 decrease is principally attributable to the cancellation of certain programming contracts (approximately $15,000), the non-recurrence of costs associated with the 2006 Winter Olympics and lower payroll and rent costs associated with closing certain traffic information operation centers (approximately $9,000).
Selling expenses in 2008 remained relatively flat at $34,343 as compared to $34,237 in 2007. Selling expenses in 2007 decreased $12,577, or 26.9%, to $34,237 from $46,814 in 2006. The 2007 decrease was principally attributable to a reduction in sales staff and commissions $(7,800) and a decrease in bad debt expense of approximately $(2,200).
Other operating expenses in 2008 declined by $9,206, or 25.5%, to $26,966 from $36,172 in 2007, the majority of which is the elimination of the CBS management fee. The decrease in other operating expenses also reflects the Metro/Traffic re-engineering program and other cost reductions, which led to declines in Metro/Traffic-related personnel, facilities and aviation costs. Other operating expenses in 2007 decreased $4,303, or 10.6%, to $36,172 from $40,475 in 2006. The 2007 decrease was principally attributable to reduction in personnel costs.

Depreciation and Amortization
Depreciation and amortization in 2008 decreased $8,788, or 44.3%, to $11,052 primarily as a result of the cancellation of the CBS warrants. In 2007, depreciation and amortization decreased $916, or 4.4%, to $19,840 from $20,756 in 2006. The 2007 decrease is principally attributable to certain assets becoming fully depreciated.
Corporate General and Administrative Expenses
Corporate general and administrative expenses in 2008 increased slightly to $13,442 from $13,171 in 2007, a $271, or 2.1%, increase. The increase reflects an increase in salary and wages and stock-based compensation offset by a reduction in legal fees and the CBS management fee. In 2007, corporate general and administrative expenses decreased $1,447, or 9.9%, to $13,171 from $14,618 in 2006. The 2007 decrease was principally attributable to reduced stock-based compensation and lower corporate governance costs, partially offset by increased personnel costs.
Goodwill Impairment
On an annual basis and upon the occurrence of certain interim triggering events, we are required to perform impairment tests on our identified intangible assets with indefinite lives, including goodwill, which testing could impact the value of our business.
Prior to 2008, we operated as a single reportable operating segment: the sale of commercial airtime. As part of our re-engineering initiative, in the fourth quarter of 2008, we installed separate management for the Network and Metro/Traffic divisions providing discrete financial information and management oversight. In accordance with Statement of Financial Accounting Standards 142, “Goodwill and Other Intangible Assets” (“FAS 142”), we have determined that each division is an operating segment. A reporting unit is the operating segment or a business which is one level below the operating segment. Our reporting units are consistent with our operating segments and impairment has been tested at this level.
We employ an independent firm specializing in valuation services to assist us in determining the fair value of the reporting units and goodwill. In connection with the 2008 testing, we have determined that using a discounted cash flow model was the best calculation of our fair value. In prior periods, the fair value was calculated on a consistently applied weighted average basis using a discounted cash flow model and the quoted market price of our common stock.
In 2008, we determined that our goodwill was impaired and recorded impairment charges totaling $430,126 ($206,053 in the second quarter and $224,073 in the fourth quarter). The remaining value of our goodwill is $33,988.
In connection with our annual goodwill impairment testing for 2007, we determined our goodwill was not impaired at December 31, 2007. The conclusion that our fair value was greater than our carrying value at December 31, 2007 was based upon management’s best estimates including a valuation study that was prepared by an independent firm specializing in valuation services using our operational forecasts.
In connection with our annual goodwill impairment testing for 2006, based on a similar approach as applied in 2007, we determined our goodwill was impaired and recorded a non-cash charge of $515,916. The goodwill impairment, the majority of which was not deductible for income tax purposes, was primarily due to our declining operating performance and the reduced valuation multiples in the radio industry. If actual results differ from our operational forecasts, or if the discount rate used in our calculation increases, an impairment may be required to be recorded in the future.

Restructuring Charges
In connection with the re-engineering of our traffic operations and other cost reductions, which included the consolidation of leased offices, staff reductions and the elimination of underperforming programming, and was implemented to a significant degree in the last half of 2008, we recorded $14,100 in restructuring charges for the twelve months ended December 31, 2008. We anticipate further charges of approximately $9,700 as additional phases of the original traffic re-engineering and other programs are implemented and finalized in the second quarter of 2009. The total restructuring charges for the traffic re-engineering and other cost savings programs are projected to be approximately $23,800. In addition, we have introduced and will complete new cost reduction programs in 2009. As these programs are implemented, we anticipate that we will incur new incremental costs for severance of approximately $6,000 and contract terminations of $3,100. In total, we estimate we will record aggregate restructuring charges of approximately $32,900, consisting of: (1) $15,500 of severance, relocation and other employee related costs; (2) $7,400 of facility consolidation and related costs; and (3) $10,000 of contract termination costs.
Special Charges
We incurred costs aggregating $13,245, $4,626 and $1,579 in 2008, 2007 and 2006, respectively. Special charges for 2008 were primarily related to a $5,000 payment to CBS Radio as a result of the new arrangement with CBS Radio, legal and advisor costs associated with the new arrangement, consulting costs attributable to our Metro/Traffic re-engineering initiative, re-financing transaction costs and costs related to the issuance of Series A Preferred Stock to Gores. The 2007 and 2006 charges relate to the negotiation of a new long-term arrangement with CBS Radio and for severance obligations related to executive officer changes.
Operating Income (Loss)
We incurred an operating loss of $(438,041) in 2008. Absent the goodwill impairment charge of $430,126, we incurred an operating loss of $(7,915) in 2008 as compared to operating income of $63,307 in 2007, a decline of $71,222. The decline for the twelve months ended December 31, 2008 reflects a $46,968 decrease in revenue and an increase in costs due to restructuring charges for the closedown of facilities in connection with the Metro/Traffic re-engineering initiative, accrued severance payments, increased personnel costs and costs associated with the new CBS agreement. Operating income in 2007 increased $499,287 to $63,307 from an operating loss of $(435,980) in 2006. Excluding the 2006 impairment charge, operating income in 2007 decreased $16,629, or 20.8%, to $63,307 from $79,936 in 2006. The 2007 decrease was attributable to lower revenue, partially offset by a reduction in operating costs.
Interest Expense
Interest expense in 2008 decreased $6,975 from $23,626 in 2007 to $16,651 in 2008 reflecting the decrease in the amount of outstanding debt. Interest expense in 2007 decreased $1,964, or 7.7%, to $23,626 from $25,590 in 2006. The 2007 decrease was principally attributable to lower average borrowings under our Facility, partially offset by an increase in interest rates, higher amortization of deferred debt costs as a result of amending the Facility in 2006, and a payment to terminate one of our fixed to floating interest rate swap agreements on our $150,000 Note. Our weighted average interest rate was 6.5% in 2008 and 6.3% in 2007.
In January and February 2008, we amended our Facility to increase our leverage ratio and eliminate a provision that deemed the termination of the CBS Radio management agreement an event of default. As a result, our interest rate under the amended agreement for the Facility was increased to LIBOR + 175 basis points from LIBOR + 125 basis points. If the refinancing is completed, we anticipate that annual interest payments on our debt will increase from approximately $12,000 to $19,000.
Other Income
Other income was $12,369, $411, and $926 in 2008, 2007, and 2006, respectively. Other income in 2008 was principally due to a gain of $12,420 on the sale of securities in the third quarter and in 2007, was principally attributable to interest earned on our invested cash balances. In 2006, in addition to interest income, we received $529 in connection with a recapitalization transaction of our investee, POP Radio, LP (“POP Radio”).

Provision for Income Taxes
Income tax expense in 2008 decreased $30,484, or 193.9%, to $(14,760) from $15,724 in 2007, the result of a portion of the goodwill impairment charge recorded during the year being tax deductible. Income tax expense in 2007 increased $6,915, or 78.5%, to $15,724 from $8,809 in 2006. In 2008, our effective income tax rate was 3.3%. The effective 2008 income tax rate was impacted by the 2008 goodwill impairment charge being substantially non-deductible for tax purposes. The 2007 effective income tax rate benefited from a change in New York State tax law on our deferred tax balance (approximately $100). The 2006 income tax provision was impacted by the 2006 goodwill impairment and related deferred tax attributes.
Net Income (Loss)
Net income in 2008 decreased $451,931 to a loss of $(427,563) $(4.39) per basic common share and $(4.39) per diluted common share, from net income of $24,368 ($0.28 per basic and diluted common share and $0.02 per basic and diluted Class B share) in 2007. This compares with a net loss of $(469,453) ($(5.46) per basic and diluted common share and $(0.26) per basic and diluted Class B share) in 2006.
Weighted-Average Shares
Weighted-average shares outstanding for purposes of computing basic net income (loss) per common share were 98,015, 86,112, and 86,013 in 2008, 2007 and 2006, respectively. Weighted-average shares outstanding for purposes of computing diluted net income (loss) per common share were 98,307, 86,426, and 86,013 in 2008, 2007, and 2006, respectively. As a result of incurring a net loss in 2008 and 2006, basis and diluted weighted-average Common shares outstanding are equivalent, as common stock equivalents from stock options, unvested restricted stock and warrants would be anti-dilutive.
Liquidity and Capital Resources
We continually monitor and project our anticipated cash requirements, which include working capital needs, capital expenditures and principal and interest payments on our indebtedness and potential acquisitions. Except for the non-payment of our interest and debt maturity described below, our funding requirements have been financed through cash flow from operations, the issuance of long-term debt and the issuance of $100,000 of common stock and Series A Preferred Stock to Gores in March and June of 2008, respectively.
At December 31, 2008, our principal sources of liquidity were our cash and cash equivalents of $6,437 and borrowings under our Facility. As previously disclosed, on February 27, 2009, our outstanding indebtedness under our Facility, which totaled approximately $41,000, matured and became due and payable in its entirety. Additionally, at that time we had not made our most recent interest payment to our noteholders on November 30, 2008. The non-payment of such amounts constituted an event of default under the Facility and the Senior Notes, respectively. Based upon facts and circumstances that existed as of December 31, 2008, we previously disclosed that there was a substantial doubt about our ability to continue as a going concern. We previously disclosed that as of March 30, 2009, we were unable to meet our outstanding debt obligations, which raised substantial doubt about our ability to continue as a going concern. Absent negotiating and executing definitive documentation with various lenders and Gores, obtaining approximately $47,000 in additional capital to satisfy our outstanding debt payments and obtaining a waiver of our 4.0 to 1 debt leverage covenant (which we anticipated violating upon delivery of our audited financial statements as described elsewhere in this report), our sources of liquidity were anticipated to be inadequate to fund immediate and ongoing operating requirements in the next twelve months.
On April 23, 2009, we completed the refinancing of our outstanding long-term indebtedness and the recapitalization of our equity (see Note 20 – Subsequent Events). As part of the recapitalization, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with: (1) holders of the Company’s outstanding Senior Notes both of which were issued under the Note Purchase Agreement, dated as of December 3, 2002 and (2) lenders under the Credit Agreement, dated as of March 3, 2004 (the “Old Credit Agreement”).

Pursuant to the Securities Purchase Agreement, in consideration for releasing all of their respective claims under the Senior Notes and the Old Credit Agreement, the debt holders collectively received: (1) $117.5 million of new senior secured notes maturing July 15, 2012 (the “New Senior Notes”); (2) 34,962 shares of 8.0% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”); and (3) a one-time cash payment of $25.0 million. Gores purchased at a discount certain debt held by debt holders who did not wish to participate in the New Senior Notes as set forth in the Securities Purchase Agreement.
In connection with the Debt Restructuring, we also entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Foothill, LLC, as the arranger, administrative agent and initial lender, pursuant to which we obtained a $15.0 million revolving line of credit (which includes a $1.5 million letter of credit sub-facility) on a senior unsecured basis and a $20.0 million unsecured non-amortizing term loan, the obligations in respect of which are subordinated to obligations in respect of the New Senior Notes. We borrowed the entire amount of the term loan on the Closing Date and did not make any borrowings under the revolving line of credit. Loans under the Credit Agreement will mature on July 15, 2012 and proceeds of the term loan will be used to, among other things, consummate the transactions contemplated by the Restructuring, and pay fees and expenses in connection therewith. Proceeds of the revolving loans are expected to be used for working capital and general corporate purposes.
In connection with the Equity Restructuring, we entered into a Purchase Agreement (the “Purchase Agreement”) with Gores Radio Holdings, LLC. In exchange for the then outstanding shares of Series A Preferred Stock held by Gores, we issued 75,000 shares of 7.50% Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”). In addition Gores purchased 25,000 shares of Series B Preferred Stock (together with the Series A-1 Preferred Stock, the “Preferred Stock”), for an aggregate purchase price of $25.0 million.
Management has subsequently reviewed the impact of the refinancing and recapitalization, including projected covenant compliance under the new debt, the results of our restructuring plan and our current forecasted results and has concluded that the conditions that gave rise to substantial doubt about the Company’s ability to continue as a going concern have been removed. We believe that our sources of liquidity are adequate to fund ongoing operating requirements for next twelve months.
At December 31, 2008, we had an unsecured five-year $120,000 term loan and a five-year $75,000 revolving Facility (collectively referred to in this report as our “Facility”), both of which matured on February 28, 2009 and currently remain unpaid and outstanding as described above. Interest on the Facility is payable at the prime rate plus an applicable margin of up to 0.75% or LIBOR plus an applicable margin of up to 1.75%, at our option and since February 27, 2009, has increased by an additional 2 percentage points (the default rate). The Facility contains covenants, among others, related to dividends, liens, indebtedness, capital expenditures and restricted payments, as defined, interest coverage and leverage ratios. In 2002, we issued the Senior Notes through a private placement comprised of: $150,000 of ten-year Senior Notes due November 30, 2012 (interest at a fixed rate of 5.26%) and $50,000 of seven-year Senior Notes due November 30, 2009 (interest at a fixed rate of 4.64%). The Senior Notes contain covenants, among others, relating to dividends, liens, indebtedness, capital expenditures, and interest coverage and leverage ratios. As discussed above, we failed to make our last interest payment of approximately $5,000 on December 1, 2008 (the first business day after November 30, 2008). Since such date, interest on the outstanding amount has increased by an additional 2 percentage points (the default rate). In December 2008, we sold a ten-year fixed to floating interest rate swap agreement covering $25,000 notional value of our outstanding $150,000 Senior Notes and a seven-year fixed to floating interest rate swap agreement covering $25,000 notional value of our outstanding $50,000 Senior Notes. In December 2008, we terminated the remaining interest rate swaps, resulting in cash proceeds of $2,150, which has been classified as a financing cash inflow in our Statement of Cash Flows. The resulting gain of $2,150 from the termination of the derivative contracts is being amortized over the life of the debt.
Net cash provided by operating activities in 2008 was $2,038 whereas net cash provided by operating activities in 2007 was $27,901, which reflects a decrease of $25,863 or 92.7%. In 2007, net cash provided by operating activities decreased $76,350 to $27,091 from $104,251 in 2006. The decreases in 2008 and 2007 were principally attributable to a decline in net income (after excluding the 2008 goodwill impairment charge) and changes in working capital. In 2007, we reduced the amount of time payables and accrued expenses were outstanding, while in 2008 and 2006, we extended the time accounts payable and accrued expenses were outstanding.

In 2008, 2007, and 2006, we spent $7,313, $5,849, and $5,880, respectively, for capital expenditures. Our capital expenditures in 2008 were primarily for copy-splitting and pre-record technologies, IT hardware replacements and TV graphics packages and camera upgrades.
In 2008 we did not pay dividends to our shareholders. In 2007 and 2006, we paid dividends to our shareholders in the amount of $1,663 and $27,640, respectively. In May 2007, the Board of Directors elected to discontinue the payment of a dividend and does not plan to declare dividends for the foreseeable future. The payment of dividends is also prohibited by the terms of our Facility.
In 2008 and 2007, we did not purchase any shares of our common stock. In 2006, we purchased approximately 750 shares of our common stock, at a total cost of $11,044. While we were authorized to repurchase up to $290,490 of our common stock at December 31, 2008, we did not take such action and do not plan on repurchasing any additional shares for the foreseeable future. Such repurchases are also prohibited by the terms of our Facility.
Investments
TrafficLand
On December 22, 2008, Metro Networks Communications, Inc. (Metro) and TrafficLand entered into a License and Services Agreement which provides us with a three-year license to market and distribute TrafficLand services and products. Concurrent with the execution of the License Agreement, Westwood One, Inc. (Metro’s parent), TLAC, Inc. (a wholly-owned subsidiary of Westwood formed for such purpose) and TrafficLand entered into an option agreement granting us the right to acquire 100% of the stock of TrafficLand pursuant to the terms of a Merger Agreement which the parties have negotiated and placed in escrow. As a result of payments previously made under the License Agreement, we have the right to cause the Merger Agreement to be released from escrow at any time on or prior to April 15, 2009, at which time the Merger Agreement is deemed “executed”. The release of the Merger Agreement does not guarantee the merger will close, as such agreement contains closing conditions, including the consent of our lenders. Upon consummation of the closing of the merger, the License Agreement would terminate. Costs of $800 associated with this transaction have been expensed as of December 31, 2008.
GTN
On March 29, 2006, our cost method investment in The Australia Traffic Network Pty Limited (“ATN”) was converted to 1,540 shares of common stock of Global Traffic Network, Inc. (“GTN”) in connection with the initial public offering of GTN on that date. The investment in GTN was sold during the quarter ended September 30, 2008 and we received proceeds of approximately $12,741 and realized a gain of $12,420. Such gain is included as a component of Other Income/(Loss) in the Consolidated Statement of Operations.
POP Radio
On October 28, 2005, we became a limited partner of POP Radio, LP (“POP Radio”) pursuant to the terms of a subscription agreement dated as of the same date. As part of the transaction, effective January 1, 2006, we became the exclusive sales representative of the majority of advertising on the POP Radio network for five years, until December 31, 2010, unless earlier terminated by the express terms of the sales representative agreement. We hold a 20% limited partnership interest in POP Radio. No additional capital contributions are required by any of the limited partners. This investment is being accounted for under the equity method. The initial investment balance was de minimis, and our equity in earnings of POP Radio through December 31, 2008 was de minimis.
On September 29, 2006, we, along with the other limited partners of POP Radio, elected to participate in a recapitalization transaction negotiated by POP Radio with Alta Communications, Inc. (“Alta”), in return for which we received $529 on November 13, 2006 which was recorded within Other Income in the Consolidated Statement of Operations for the year ended December 31, 2006. Pursuant to the terms of the transaction, if and when Alta elects to exercise warrants it received in connection with the transaction, our limited partnership interest in POP Radio will decrease from 20% to 6%.

Contractual Obligations and Commitments
The following table lists our future contractual obligations and commitments as of December 31, 2008:

	Payments due by Period
	Total	<1 year	1 - 3 years	3 - 5 years	>5 years

Contractual Obligations (1)
Debt	$260,005	$260,005	$—	$—	$—
Capital Lease Obligations	2,560	960	1,600	—	—
Operating Leases	50,840	9,007	11,820	11,015	18,998
Other Long-term Obligations (2)	669,623	108,442	176,639	148,004	236,538

Total Contractual Obligations	$983,028	$378,414	$190,059	$159,019	$255,536

(1)	The above table excludes our Fin 48 reserves as the future cash flows are uncertain as of December 31, 2008.

(2)
Includes the estimated net interest payments on fixed and variable rate debt. Estimated interest payments on floating rate instruments are computed using our interest rate as of December 31, 2008, and borrowings outstanding are assumed to remain at current levels.

We have long-term noncancelable operating lease commitments for office space and equipment and capital leases for satellite transponders.
Included in Other Long-term Obligations enumerated in the table above, are various contractual agreements to pay for talent, broadcast rights, research and various related party arrangements, including $575,902 of payments due under the new CBS Master Agreement and the previous Management Agreement. As discussed in more detail below, on October 2, 2007, we entered into a new Master Agreement with CBS Radio which closed on March 3, 2008. As a result of the new arrangement with CBS Radio, total contractual obligations included in the above table will be $575,902 ($63,832 within 1 year; $133,790 1-3 years; $141,742 3-5 years; and, $236,538 beyond 5 years).
Related Parties
Periods Prior to Closing of Master Agreement with CBS Radio which occurred on March 3, 2008
CBS Radio holds approximately 16,000 shares of our common stock and prior to March 3, 2008, provided ongoing management services to us under the terms of the Management Agreement. In return for receiving services under the Management Agreement, we paid CBS Radio an annual base fee and provided CBS Radio the opportunity to earn an incentive bonus if we exceeded pre-determined targeted cash flows. For the years ended December 31, 2008, 2007 and 2006, we paid CBS Radio a base fee of $610, $3,394, and $3,273, respectively; however, no incentive bonus was paid to CBS Radio in such years as targeted cash flow levels were not achieved during such periods. On March 3, 2008, the Management Agreement terminated.
Prior to March 3, 2008, we and CBS Radio were also parties to a Representation Agreement to operate what was referred to as the CBS Radio Network. In addition to the Management Agreement and Representation Agreement described above, we also entered into other transactions with CBS Radio and its affiliates, including Viacom, in the normal course of business, including affiliation agreements with many of CBS Radio’s radio stations and agreements with CBS Radio and its affiliates for programming rights. Prior to its termination, the Management Agreement provided that all transactions between us and CBS Radio or its affiliates, other than the Management Agreement and Representation Agreement which agreements were ratified by our shareholders, had to be on a basis at least as favorable to us as if the transaction were entered into with an independent third party. In addition, subject to specified exceptions, the Management Agreement required that all agreements between us, on the one hand, and CBS Radio or any of its affiliates, on the other hand, were to be approved by the independent members of our Board of Directors.
During 2008, we incurred expenses aggregating approximately $73,049 for the Representation Agreement, affiliation agreements and the purchase of programming rights from CBS Radio and its affiliates (such amounts were $66,633 in 2007 and $75,514 in 2006). The description and amounts regarding related party transactions set forth in this report, and the consolidated financial statements and related notes, also reflect transactions between us and Viacom. Viacom is an affiliate of CBS Radio, as National Amusements, Inc. beneficially owns a majority of the voting powers of all classes of common stock of each of CBS Corporation and Viacom.

In addition to the base fee and incentive compensation described above, we granted to CBS Radio seven fully vested and nonforfeitable warrants to purchase 4,500 shares of our common stock (comprised of two warrants to purchase 1,000 Common shares per warrant and five warrants to purchase 500 Common shares per warrant). As of December 31, 2007, 1,500 of these warrants were cancelled as our common stock did not reach the specified price targets necessary for the warrants to become exercisable. On March 3, 2008, all warrants issued to CBS Radio were cancelled in accordance with the terms of the Master Agreement.
Overview of New Relationship with CBS
As described elsewhere in this report, on March 3, 2008, we and CBS Radio closed the arrangement described in the Master Agreement, dated as of October 2, 2007, by and between us and CBS Radio. On such date, the Master Agreement terminated and our Representation Agreement with CBS Radio was replaced by an Amended and Restated News Programming Agreement, an Amended and Restated License Agreement and an Amended and Restated Technical Services Agreement. At the closing, we and CBS Radio entered into various agreements in substantially the form set forth as exhibits to the Master Agreement, including the following: (1) Amended and Restated News Programming Agreement; (2) Amended and Restated Trademark License Agreement; (3) Amended and Restated Technical Services Agreement; (4) Mutual General Release and Covenant Not to Sue; (5) Amended and Restated Registration Rights Agreement; (6) Lease for 524 W. 57th Street; (7) Lease for 2020 M Street; (8) Sublease for 2000 M Street; (9) Westwood One Affiliation Agreements for certain CBS Radio owned and operated stations (“CBS Stations”); and (10) Metro Networks Affiliation Agreements for CBS Stations (documents 9 and 10, the “Station Agreements” and documents 1-10 collectively, the “New Transaction Documents”). These agreements were discussed in a Current Report on Form 8-K filed with the SEC on October 4, 2007 and included as part of a definitive proxy statement filed with the SEC on December 21, 2007. The closing under the Master Agreement was described in a Current Report on Form 8-K filed with the SEC on March 6, 2008 and the New Transaction Documents were included as exhibits to such filing. A brief description of certain provisions of the New Transaction Documents was included in our Annual Report on Form 10-K for the year ended December 31, 2007, however, for a complete description of terms, please refer to the documents named above and the terms of the actual agreement themselves.
Critical Accounting Policies and Estimates
Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. We continually evaluate our estimates and judgments including those related to allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets, and other contingencies. We base our estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies, the following may involve a higher degree of judgment or complexity.
Revenue Recognition – Revenue is recognized when earned, which occurs at the time commercial advertisements are broadcast. Payments received in advance are deferred until earned and such amounts are included as a component of Deferred Revenue in the accompanying Balance Sheet.
We consider matters such as credit and inventory risks, among others, in assessing arrangements with our programming and distribution partners. In those circumstances where we function as the principal in the transaction, the revenue and associated operating costs are presented on a gross basis in the consolidated statement of operations. In those circumstances where we function as an agent or sales representative, our effective commission is presented within Revenue with no corresponding operating expenses.

Barter transactions represent the exchange of commercial announcements for programming rights, merchandise or services. These transactions are recorded at the fair market value of the commercial announcements relinquished, or the fair value of the merchandise and services received. A wide range of factors could materially affect the fair market value of commercial airtime sold in future periods (See the section entitled “Cautionary Statement regarding Forward-Looking Statements” in Item 1 and Item 1A “Risk Factors”), which would require us to increase or decrease the amount of assets and liabilities and related revenue and expenses recorded from prospective barter transactions. Revenue is recognized on barter transactions when the advertisements are broadcast. Expenses are recorded when the merchandise or service is utilized.
Program Rights – Program rights are stated at the lower of cost, less accumulated amortization, or net realizable value. Program rights and the related liabilities are recorded when the license period begins and the program is available for use, and are charged to expense when the event is broadcast.
Valuation of Goodwill and Intangible Assets – Goodwill represents the excess of cost over fair value of net assets of businesses acquired. In accordance with Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”, the value assigned to goodwill and indefinite lived intangible assets is not amortized to expense, but rather the estimated fair value of the reporting unit is compared to its carrying amount on at least an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit goodwill and intangible assets is less than their carrying value.
Prior to 2008, we operated as a single reportable operating segment: the sale of commercial time. As part of our re-engineering initiative commenced in the fourth quarter of 2008, we installed separate management for the Network and Metro/Traffic divisions providing discreet financial information and management oversight. Accordingly, we have determined that each division is an operating segment. A reporting unit is the operating segment or a business which is one level below the operating segment. Our reporting units are consistent with our operating segments and impairment has been tested at this level.
In order to estimate the fair values of assets and liabilities a company may use various methods including discounted cash flows, excess earnings, profit split and income methods. Utilization of any of these methods requires that a company make important assumptions and judgments about future operating results, cash flows, discount rates, and the probability of various scenarios, as well as the proportional contribution of various assets to results and other judgmental allocations. In 2008 we determined that using a discounted cash flow model was the best evaluation of the fair value of our two reporting units. In prior periods, we evaluated the fair value of our reporting unit based on a weighted average of 75% from a discounted cash flow approach and 25% from the quoted market price of our stock.
On an annual basis and upon the occurrence of certain interim triggering events, we are required to perform impairment tests on our identified intangible assets with indefinite lives, including goodwill, which testing could impact the value of our business. In 2008, we determined that our goodwill was impaired and recorded impairment charges totaling $430,126 ($206,053 in the second quarter and $224,073 in the fourth quarter). The remaining value of our goodwill is approximately $33,988.
Intangible assets subject to amortization primarily consist of affiliation agreements that were acquired in prior years. Such affiliate contacts, when aggregated, create a nationwide audience that is sold to national advertisers. The intangible asset values assigned to the affiliate agreements for each acquisition were determined based upon the expected discounted aggregate cash flows to be derived over the life of the affiliate relationship. The method of amortizing the intangible asset values reflects, based upon our historical experience, an accelerated rate of attrition in the affiliate base over the expected life of the affiliate relationships. Accordingly, we amortize the value assigned to affiliate agreements on an accelerated basis (period ranging from 4 to 20 years with a weighted-average amortization period of approximately 8 years) consistent with the pattern of cash flows which are expected to be derived. We review the recoverability of our finite-lived intangible assets whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed by comparison to associated undiscounted cash flows. No impairment of intangible assets has been identified in any period presented.

Allowance for doubtful accounts –We maintain an allowance for doubtful accounts for estimated losses which may result from the inability of our customers to make required payments. We base our allowance on the likelihood of recoverability of accounts receivable by aging category, based on past experience and taking into account current collection trends that are expected to continue. If economic or specific industry trends worsen beyond our estimates, it would be necessary to increase our allowance for doubtful accounts. Alternatively, if trends improve beyond our estimates, we would be required to decrease our allowance for doubtful accounts. Our estimates are reviewed periodically, and adjustments are reflected through bad debt expense in the period they become known. Changes in our bad debt experience can materially affect our results of operations. Our allowance for bad debts requires us to consider anticipated collection trends and requires a high degree of judgment. In addition, as fully described herein, our results in any reporting period could be impacted by relatively few but significant bad debts.
Estimated useful lives of property, plant and equipment – We estimate the useful lives of property, plant and equipment in order to determine the amount of depreciation expense to be recorded during any reporting period. The useful lives, which are disclosed in Note 1- “Summary of Significant Accounting Policies” of the consolidated financial statements, are estimated at the time the asset is acquired and are based on historical experience with similar assets as well as taking into account anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation and amortization expense in future periods. Alternately, these types of technological changes could result in the recognition of an impairment charge to reflect the write-down in value of the asset.
Recent Accounting Pronouncements Affecting Future Results
In October 2008, the FASB issued FSP 157-3 (“FSP 157-3”) “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP 157-3 clarifies the applications of SFAS No. 157 in a market that is not active, and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective immediately for all periods presented in accordance with SFAS No. 157. The adoption of FSP 157-3 did not have any significant impact on our consolidated financial statements or the fair values of our financial assets and liabilities.
In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. We will include the relevant disclosures in our financial statements beginning with the first quarter of 2009.
In February 2008, FSP 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” was issued. FSP 157-1 removed leasing transactions accounted for under Statement 13 and related guidance from the scope of SFAS No. 157. FSP 157-2 “Partial Deferral of the Effective Date of Statement 157” (FSP 157-2), also issued in February 2008, deferred the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. The implementation of this standard is not anticipated to have a material impact on our consolidated financial position and results of operation.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest acquired and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, and will be adopted by us in the first quarter of fiscal 2009.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 establishes requirements for ownership interests in subsidiaries held by parties other than the company (sometimes called “minority interests”) be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity. All changes in the parent’s ownership interests are required to be accounted for consistently as equity transactions and any non-controlling equity investments in unconsolidated subsidiaries must be measured initially at fair value. SFAS No. 160 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. However, presentation and disclosure requirements must be retrospectively applied to comparative financial statements.

In September 2006, the FASB issued “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a common definition of fair value to be applied to US GAAP guidance that requires the use of fair value, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, except for certain non-financial assets where the effective date will be January 1, 2009. Our adoption of SFAS No. 157 did not have a material effect on the consolidated financial position or results of operations.
Item 7A. Qualitative and Quantitative Disclosures about Market Risk
In the normal course of business, we employ established policies and procedures to manage our exposure to changes in interest rates using financial instruments. We use derivative financial instruments (fixed-to-floating interest rate swap agreements) for the purpose of hedging specific exposures and hold all derivatives for purposes other than trading. All derivative financial instruments held reduce the risk of the underlying hedged item and are designated at inception as hedges with respect to the underlying hedged item. Hedges of fair value exposure are entered into in order to hedge the fair value of a recognized asset, liability or a firm commitment.
In order to achieve a desired proportion of variable and fixed rate debt, we entered into a seven-year interest rate swap agreement covering $25,000 notional value of our outstanding borrowing to effectively float the majority of the interest rate at three-month LIBOR plus 74 basis points, and two ten year interest rate swap agreements covering $75,000 notional value of our outstanding borrowing to effectively float the majority of the interest rate at three-month LIBOR plus 80 basis points. In total, the swaps initially covered $100,000, which represented 50% of the notional amount of Senior Notes. These swap transactions allow us to benefit from short-term declines in interest rates while having the long-term stability on the other 50% of the Senior Notes of fairly low fixed rates. In November 2007, we cancelled one of the ten-year swap agreements covering $50,000 notional value, by paying the counter-party $576. The instruments meet all of the criteria of a fair-value hedge and are classified in the same category as the item being hedged in the accompanying balance sheet. We have the appropriate documentation, including the risk management objective and strategy for undertaking the hedge, identification of the hedged instrument, the hedge item, the nature of the risk being hedged, and how the hedging instrument’s effectiveness offsets the exposure to changes in the hedged item’s fair value. In December 2008, we terminated the remaining interest rate swaps, resulting in cash proceeds of $2,150, which has been classified as a financing cash inflow in our Statement of Cash Flows. The resulting gain of $2,150 from the termination of the derivative contracts is being amortized over the life of the debt.
With respect to the borrowings pursuant to the Facility, the interest rate on the borrowings was based on the prime rate plus an applicable margin of up to .25%, or LIBOR plus an applicable margin of up to 1.25%, as we chose. On January 11, 2008, the Facility was amended, and as a result, the applicable margins increased to 0.75% and 1.75% respectively. Historically, we have typically chosen the LIBOR option with a three month maturity. Every .25% change in interest rates has the effect of increasing or decreasing our annual interest expense by $5 for every $2,000 of outstanding debt. As of December 31, 2008, we had $41,000 outstanding under the Facility and as of December 31, 2007, we had $145,000 outstanding under the Facility.
We continually monitor our positions with, and the credit quality of, the financial institutions that are counterparties to our financial instruments, and do not anticipate non-performance by the counterparties.
Our receivables do not represent a significant concentration of credit risk due to the wide variety of customers and markets in which we operate.

Item 8. Financial Statements and Supplementary Data
The consolidated financial statements and the related notes and schedules were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with generally accepted accounting principles and include amounts based upon management’s best estimates and judgments. All financial information in this annual report is consistent with the consolidated financial statements.
We maintain internal accounting control systems and related policies and procedures designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management’s authorization and properly recorded, and that accounting records may be relied upon for the preparation of consolidated financial statements and other financial information. The design, monitoring, and revision of internal accounting control systems involve, among other things, management’s judgment with respect to the relative cost and expected benefits of specific control measures.
Our consolidated financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, who have expressed their opinion with respect to the presentation of these statements.
The Audit Committee of the Board of Directors, which is comprised solely of directors who are independent under NYSE rules and regulations, meets periodically with the independent auditors, as well as with management, to review accounting, auditing, internal accounting controls and financial reporting matters. The Audit Committee, pursuant to its charter, is also responsible for retaining our independent accountants. The independent accountants have full and free access to the Audit Committee with and without management’s presence. Members of the Audit Committee are required to meet stringent independence standards and at least one member must have financial expertise. All of our Audit Committee members satisfy the independence standards and the Audit Committee also has at least one member with financial expertise. As described elsewhere in this report, we were delisted from the NYSE on March 16, 2009. Accordingly, we are no longer subject to the rules and regulations of the NYSE, including those related to independence of directors. At this time, no changes to the Board have been made, but it is contemplated that in connection with the refinancing described in more detail in this report, that Gores will take control of the Board at the closing of the refinancing and that certain changes in directors will be made at that time.
The consolidated financial statements and the related notes and schedules are indexed on page F-1 of this report, and attached hereto as pages F-1 through F-35 and by this reference incorporated herein.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE
All other schedules have been omitted because they are not applicable, the required information is immaterial, or the required information is included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Westwood One, Inc:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Westwood One, Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting, appearing under Item 9A of the Company’s Form 10-K for the year ended December 31, 2008 (not presented herein). Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
We previously concluded that there was substantial doubt about the Company’s ability to continue as a going concern. As discussed in Note 1, management has subsequently taken certain actions which we have concluded remove that substantial doubt.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 30, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to (i) the disclosures under the heading “Basis of Presentation, Going Concern and Management Plans Update” in Note 1 and (ii) discussion of the April 23, 2009 refinancing and recapitalization transaction in Note 6 and Note 20, as to which the date is June 22, 2009.

WESTOOD ONE, INC.
CONSOLIDATED BALANCE SHEET
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,437	$6,187
Accounts receivable, net of allowance for doubtful accounts of $3,632 (2008) and $3,602 (2007)	94,273	108,271
Warrants, current portion	—	9,706
Prepaid and other assets	18,758	13,990

Total Current Assets	119,468	138,154

Property and equipment, net	30,417	33,012
Goodwill	33,988	464,114
Intangible assets, net	2,660	3,443
Deferred tax asset	14,220	12,916
Other assets	4,335	18,118

TOTAL ASSETS	$205,088	$669,757

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$27,807	$17,378
Amounts payable to related parties	22,680	30,859
Deferred revenue	2,397	5,815
Income taxes payable	—	7,246
Accrued expenses and other liabilities	25,565	29,562
Current maturity of long-term debt	249,053	—

Total Current Liabilities	327,502	90,860

Long-term debt	—	345,244
Other liabilities	6,993	6,022

TOTAL LIABILITIES	334,495	442,126

Commitments and Contingencies
Redeemable preferred stock: $.01 par value, authorized: 10,000 shares; issued and outstanding: 75 shares of Series A Convertible Preferred Stock; liquidation preference $1,000 per share, plus accumulated dividends	73,738	—

SHAREHOLDERS’ (DEFICIT) EQUITY
Common stock, $ .01 par value: authorized: 300,000 shares; issued and outstanding: 101,253 (2008) and 87,105 (2007)	1,013	872
Class B stock, $ .01 par value: authorized: 3,000 shares; issued and outstanding: 292 (2008 and 2007)	3	3
Additional paid-in capital	293,120	290,786
Net unrealized gain	267	5,955
Accumulated deficit	(497,548)	(69,985)

TOTAL SHAREHOLDERS’ (DEFICIT) EQUITY	(203,145)	227,631

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)	$205,088	$669,757

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006

NET REVENUE	$404,416	$451,384	$512,085

Operating Costs (includes related party expenses of $73,049,$66,633 and $75,514 respectively)	360,492	350,440	395,196

Depreciation and Amortization (includes related party warrant amortization of $1,618, $9,706 and $9,706 respectively)	11,052	19,840	20,756

Corporate General and Administrative Expenses (includes related party expenses of $610, $3,394 and $3,273, respectively)	13,442	13,171	14,618

Goodwill Impairment	430,126	—	515,916

Restructuring Charges	14,100	—	—

Special Charges (includes related party expenses of $5,000, $0 and $0, respectively)	13,245	4,626	1,579

	842,457	388,077	948,065

OPERATING (LOSS) INCOME	(438,041)	63,307	(435,980)

Interest Expense	16,651	23,626	25,590
Other Income	(12,369)	(411)	(926)

INCOME (LOSS) BEFORE INCOME TAX	(442,323)	40,092	(460,644)
INCOME TAX (BENEFIT) EXPENSE	(14,760)	15,724	8,809

NET (LOSS) INCOME	$(427,563)	$24,368	$(469,453)

(LOSS) EARNINGS PER SHARE
COMMON STOCK
BASIC	$(4.39)	$0.28	$(5.46)

DILUTED	$(4.39)	$0.28	$(5.46)

CLASS B STOCK
BASIC	$—	$0.02	$0.26

DILUTED	$—	$0.02	$0.26

WEIGHTED AVERAGE SHARES OUTSTANDING:
COMMON STOCK
BASIC	98,015	86,112	86,013

DILUTED	98,015	86,426	86,013

CLASS B STOCK
BASIC	292	292	292

DILUTED	292	292	292

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY
(In thousands)

						(Accumulated	Unrealized Gain on			Total	Other
					Additional	Deficit)	Available			Share-	Compre-
	Common Stock		Class B Stock		Paid-in	Retained	for Sale	Treasury Stock		holders’	hensive
	Shares	Amount	Shares	Amount	Capital	Earnings	Securities	Shares	Amount	Equity	Income (Loss)

Balance as of December 31, 2005	86,674	$867	292	$3	$300,419	$402,740	$—	—	$—	$704,029
Net loss for 2006	—	—	—	—	—	(469,453)	—	—	—	(469,453)	(469,453)
Comprehensive income	—	—	—	—	—	—	4,570	—	—	4,570	4,570
Equity based compensation	—	—	—	—	12,269	—	—	—	—	12,269	—
Issuance common stock under equity based compensation plans	387	4	—	—	388	—	—	—	—	392	—
Excess windfall (shortfall) benefits on stock option exercises	—	—	—	—	(131)	—	—	—	—	(131)	—
Cancellations of vested equity grants	—	—	—	—	(10,351)	—	—	—	—	(10,351)	—
Cancellation of warrants	—	—	—	—	290	—	—	—	—	290	—
Cash dividend paid	—	—	—	—	—	(27,640)	—	—	—	(27,640)	—
Purchase of treasury stock	—	—	—	—	—	—	—	(750)	(11,044)	(11,044)	—
Retirement of treasury stock	(750)	(7)	—	—	(11,037)	—	—	750	11,044	—	—

Balance as of December 31, 2006	86,311	$864	292	$3	$291,847	$(94,353)	$4,570	—	$—	$202,931	$(464,883)

Net income for 2007	—	—	—	—	—	24,368	—	—	—	24,368	24,368
Comprehensive income	—	—	—	—	—	—	1,385	—	—	1,385	1,385
Equity based compensation	—	—	—	—	9,606	—	—	—	—	9,606	—
Issuance common stock under equity based compensation plans	794	8	—	—	(344)	—	—	—	—	(336)	—
Cancellations of vested equity grants	—	—	—	—	(7,099)	—	—	—	—	(7,099)	—
Cancellation of warrants	—	—	—	—	(1,561)	—	—	—	—	(1,561)	—
Cash dividend paid	—	—	—	—	(1,663)	—	—	—	—	(1,663)	—

Balance as of December 31, 2007	87,105	$872	292	$3	$290,786	$(69,985)	$5,955	—	$—	$227,631	$25,753

Net loss for 2008	—	—	—	—	—	(427,563)	—	—	—	(427,563)	(427,563)
Comprehensive income	—	—	—	—	—	—	(5,688)	—	—	(5,688)	(5,688)
Equity based compensation	—	—	—	—	5,443	—	—	—	—	5,443	—
Issuance common stock under equity based compensation plans	110	1	—	—	(1,727)	—	—	—	—	(1,726)	—
Issuance of common stock	14,038	140	—	—	22,471	—	—	—	—	22,611	—
Issuance of warrants	—	—	—	—	440	—	—	—	—	440	—
Cancellations of vested equity grants	—	—	—	—	(4,722)	—	—	—	—	(4,722)	—
Cancellation of warrants	—	—	—	—	(19,571)	—	—	—	—	(19,571)	—

Balance as of December 31, 2008	101,253	$1,013	292	$3	$293,120	$(497,548)	$267	—	$—	$(203,145)	$(433,251)

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007	2006

CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(427,563)	$24,368	$(469,453)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	11,052	19,840	20,756
Goodwill Impairment	430,126	—	515,916
Loss on disposal of property and equipment	1,257	—	—
Deferred taxes	(13,907)	(6,480)	(20,546)
Non-cash stock compensation	5,443	9,606	12,269
Gain on sale of marketable securities	(12,420)	—	—
Amortization of deferred financing costs	1,674	481	359

	(4,338)	47,815	59,301
Changes in assets and liabilities:
Decrease in Accounts receivable	13,998	7,234	17,278
(Increase) Decrease in Prepaid and other assets	(2,515)	(990)	6,367
(Decrease) in Deferred revenue	(3,418)	(2,335)	(936)
(Decrease) Increase in Income taxes payable	(7,246)	1,097	(15,724)
Increase (Decrease) in Accounts payable, accrued expenses and other liabilities	13,736	(29,435)	32,813
(Decrease) Increase in Amounts payable to related parties	(8,179)	4,515	5,152

Net Cash Provided By Operating Activities	2,038	27,901	104,251

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(7,313)	(5,849)	(5,880)
Proceeds from sale of marketable securities	12,741	—	—
Collection of loan receivable	—	—	2,000
Acquisition of companies and other	—	—	75

Net Cash Provided (Used) In Investing Activities	5,428	(5,849)	(3,805)

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock	22,760	—	392
Issuance of series A convertible preferred stock and warrants	74,168	—	—
Debt repayments and payments of capital lease obligations	(104,737)	(25,730)	(60,685)
Termination of swap contracts	2,150	—	—
Dividend payments	—	(1,663)	(27,640)
Repurchase of common stock	—	—	(11,044)
Deferred financing costs	(1,556)	—	(352)
Excess windfall tax benefits from stock option exercises	—	—	12

Net Cash Used in Financing Activities	(7,216)	(27,393)	(99,317)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	250	(5,341)	1,129

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,187	11,528	10,399

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,437	$6,187	$11,528

NOTE 1 — Summary of Significant Accounting Policies:
Nature of Business
In this report, “Westwood One,” “Company,” “registrant,” “we,” “us” and “our” refer to Westwood One, Inc. We are a provider of programming, information services and content to the radio, TV and digital sectors. We are one of the largest domestic outsource providers of traffic reporting services and one of the nation’s largest radio networks, producing and distributing national news, sports, talk, music and special event programs, in addition to local news, sports, weather, video news and other information programming. We deliver our content to over 5,000 radio and television stations in the U.S. The commercial airtime that we sell to our advertisers is acquired from radio and television affiliates in exchange for our programming, content, information, and in certain circumstances, cash compensation.
From 1994 to 2008, Westwood One was managed by CBS Radio, Inc. (“CBS Radio”, previously known as Infinity Broadcasting Corporation (“Infinity”), a wholly-owned subsidiary of CBS Corporation, pursuant to a management agreement between us and CBS Radio (then Infinity) which was scheduled to expire on March 31, 2009 (the “Management Agreement”)). On October 2, 2007, we entered into a new arrangement with CBS Radio that was approved by shareholders on February 12, 2008 and became effective on March 3, 2008. On such date, the Management Agreement terminated. See Note 2 – “Related Party Transactions” for additional information with respect to the new arrangement.
Basis of Presentation, Going Concern and Management Plans Update
The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern. We have incurred significant declines in operating results since 2002. In the fourth quarter of 2008, we failed to pay our most recent semi-annual interest payment due in respect of the existing Senior Notes and were not in compliance with our maximum leverage ratio covenant under the existing Facility and the Senior Notes at December 31, 2008. Both of these events constitute a separate default under the existing Term Loan and Revolving Credit Facility (collectively the “Facility”) and the Senior Notes. In addition, on February 27, 2009, our outstanding Facility matured and became due and payable in its entirety.  We did not pay such amount, which also constitutes an event of default under the Facility and the Senior Notes.   As of March 30, 2009, our lenders had not sought to exercise remedies that were available to them under applicable law or their respective existing debt agreements.  The parties were working on negotiating definitive documentation relating to a refinancing of all of our outstanding indebtedness (approximately $247,000, including unpaid interest see Note 6). Based on the facts and circumstances that existed at March 30, 2009 we concluded that if we were unable to consummate the refinancing or the lenders chose to exercise the remedies available to them, we would have been forced to seek the protection of the bankruptcy laws and that these factors raised substantial doubt about our ability to continue as a going concern.
On April 23, 2009, we completed the refinancing of our outstanding long-term indebtedness and the recapitalization of our equity (see Note 20 – Subsequent Events). As part of the recapitalization, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with: (1) holders of the Company’s outstanding Senior Notes both of which were issued under the Note Purchase Agreement, dated as of December 3, 2002 and (2) lenders under the Credit Agreement, dated as of March 3, 2004 (the “Old Credit Agreement”).
Pursuant to the Securities Purchase Agreement, in consideration for releasing all of their respective claims under the Senior Notes and the Old Credit Agreement, the debt holders collectively received: (1) $117.5 million of new senior secured notes maturing July 15, 2012 (the “New Senior Notes”); (2) 34,962 shares of 8.0% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”); and (3) a one-time cash payment of $25.0 million. Gores purchased at a discount certain debt held by debt holders who did not wish to participate in the New Senior Notes as set forth in the Securities Purchase Agreement.

In connection with the Debt Restructuring, we also entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Foothill, LLC, as the arranger, administrative agent and initial lender, pursuant to which we obtained a $15.0 million revolving line of credit (which includes a $1.5 million letter of credit sub-facility) on a senior unsecured basis and a $20.0 million unsecured non-amortizing term loan, the obligations in respect of which are subordinated to obligations in respect of the New Senior Notes. We borrowed the entire amount of the term loan on the Closing Date and did not make any borrowings under the revolving line of credit. Loans under the Credit Agreement will mature on July 15, 2012 and proceeds of the term loan will be used to, among other things, consummate the transactions contemplated by the Restructuring, and pay fees and expenses in connection therewith. Proceeds of the revolving loans are expected to be used for working capital and general corporate purposes.
In connection with the Equity Restructuring, Gores (1) agreed to purchase, at a discount, certain debt held by debt holders who did not wish to participate in the New Senior Notes, (2) agreed to guarantee the new $20.0 million term loan, the $15.0 million revolver and a $10.0 million contractual commitment by one of our wholly-owned subsidiaries and (3) invested $25.0 million in us for 25,000 shares of Series B Preferred Stock. In connection with Gores providing the guarantees and purchasing the debt from non-participating holders, the 75,000 shares of Series A Preferred Stock held by Gores immediately prior to the Restructuring, which then had a liquidation preference of approximately $79.0 million, were exchanged for 75,000 shares of 7.50% Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”, and with the Series B Preferred Stock, the “Preferred Stock”).
As described above, based on the facts and circumstances that existed on March 30, 2009, the Company had previously disclosed there was substantial doubt about its ability to continue as a going concern.
Management has subsequently reviewed the impact of the refinancing and recapitalization, including projected covenant compliance under the new debt, the results of our restructuring plan and our current forecasted results and has concluded that the conditions that gave rise to substantial doubt about the Company’s ability to continue as a going concern have been removed.
Principles of Consolidation
The consolidated financial statements include the accounts of all majority and wholly-owned subsidiaries.
Geographic and Segment Information
Statement of Financial Accounting Standards 131, “Disclosures about Segments of an Enterprise and Related Information” requires disclosure of financial and descriptive information about reportable operating segments, revenue by products or services, and revenue and assets by geographic areas. We established a new organizational structure in the fourth quarter of 2008, pursuant to which we manage and report our business in two operating segments: Network and Metro/Traffic. We evaluated performance based on segment operating (loss) income. Administrative functions such as finance, human resources and information systems are centralized. However, where applicable, portions of the administrative function costs are allocated between the operating segments. The operating segments do not share programming or report distribution.
Revenue Recognition
Revenue is recognized when earned, which occurs at the time commercial advertisements are broadcast. Payments received in advance are deferred until earned and such amounts are included as a component of Deferred Revenue in the accompanying Balance Sheet.
We considered matters such as credit and inventory risks, among others, in assessing arrangements with our programming and distribution partners. In those circumstances where we function as the principal in the transaction, the revenue and associated operating costs are presented on a gross basis in the consolidated statement of operations. In those circumstances where we function as an agent or sales representative, our effective commission is presented within Revenue with no corresponding operating expenses.
Barter transactions represent the exchange of commercial announcements for programming rights, merchandise or services. These transactions are recorded at the fair market value of the commercial announcements relinquished, or the fair value of the merchandise and services received. A wide range of factors could materially affect the fair market value of commercial airtime sold in future periods (See the section entitled “Cautionary Statement regarding Forward-Looking Statements” in Item 1 and Item 1A “Risk Factors”), which would require us to increase or decrease the amount of assets and liabilities and related revenue and expenses recorded from prospective barter transactions.

Revenue is recognized on barter transactions when the advertisements are broadcast. Expenses are recorded when the merchandise or service is utilized. Barter revenue of $13,152, $15,854 and $22,923 has been recognized for the years ended December 31, 2008, 2007 and 2006, respectively, and barter expenses of $12,740, $16,116 and $19,433 have been recognized for the years ended December 31, 2008, 2007 and 2006, respectively.
Equity-Based Compensation
We account for equity based compensation under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”) which requires that companies record expense for stock compensation on a fair value based method.
Depreciation
Depreciation is computed using the straight line method over the estimated useful lives of the assets, as follows:

Buildings	40 years
Leasehold Improvements	Shorter of life or lease term
Recording, broadcasting and studio equipment	5 – 10 years
Furniture and equipment and other	3 – 10 years
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Management continually evaluates its estimates and judgments including those related to allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets and the valuation of such, barter inventory, fair value of stock options granted, forfeiture rate of equity based compensation grants, income taxes and valuation allowances on such and other contingencies. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable in the circumstances. Actual results may differ from those estimates under different assumptions or conditions.
Cash Equivalents
We consider all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of these instruments.
Allowance for Doubtful Accounts
We maintain an allowance for doubtful accounts for estimated losses which may result from the inability of our customers to make required payments. We base our allowance on the likelihood of recoverability of accounts receivable by aging category, based on past experience and taking into account current collection trends that are expected to continue. If economic or specific industry trends worsen beyond our estimates, we would be required to increase our allowance for doubtful accounts. Alternatively, if trends improve beyond our estimates, we would be required to decrease our allowance for doubtful accounts. Our estimates are reviewed periodically, and adjustments are reflected through bad debt expense in the period they become known. Changes in our bad debt experience can materially affect our results of operations. Our allowance for bad debts requires us to consider anticipated collection trends and requires a high degree of judgment. In addition, as fully described herein, our results in any reporting period could be impacted by relatively few but significant bad debts.
Program Rights
Program rights are stated at the lower of cost, less accumulated amortization, or net realizable value. Program rights and the related liabilities are recorded when the license period begins and the program is available for use, and are charged to expense when the event is broadcast.

Financial Instruments
We use derivative financial instruments (fixed-to-floating interest rate swap agreements) for the purpose of hedging specific exposures and hold all derivatives for purposes other than trading. All derivative financial instruments held reduce the risk of the underlying hedged item and are designated at inception as hedges with respect to the underlying hedged item. Hedges of fair value exposure are entered into in order to hedge the fair value of a recognized asset, liability or a firm commitment. Derivative contracts are entered into with major creditworthy institutions to minimize the risk of credit loss and are structured to be 100% effective. In 2007, we had designated the interest rate swaps as a fair value hedge. Accordingly pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, the fair value of the swaps were included in other current assets (liabilities) on the consolidated balance sheet with a corresponding adjustment to the carrying value of the underlying debt at December 31, 2007. In December 2008 we terminated the remaining interest rate swaps, resulting in cash proceeds of $2,150, which has been classified as a financing cash inflow in our Statement of Cash Flows. The resulting gain of $2,150 from the termination of the derivative contracts is being amortized over the life of the debt.
Goodwill and Intangible Assets
Goodwill represents the excess of cost over fair value of net assets of businesses acquired. In accordance with Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”, the value assigned to goodwill and indefinite lived intangible assets is not amortized to expense, but rather the estimated fair value of the reporting unit is compared to its carrying amount on at least an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit goodwill and intangible assets is less than their carrying value.
Prior to 2008, we operated as a single reportable operating segment: the sale of commercial time. As part of our re-engineering initiative implemented in the second half of 2008, we installed separate management for the Network and Metro/Traffic divisions providing discrete financial information and management oversight. Accordingly, we have determined that each division is an operating segment. A reporting unit is the operating segment or a business which is one level below the operating segment. Our reporting units are consistent with our operating segments and impairment has been tested at this level.
In order to estimate the fair values of assets and liabilities a company may use various methods including discounted cash flows, excess earnings, profit split and income methods. Utilization of any of these methods requires that a company make important assumptions and judgments about future operating results, cash flows, discount rates, and the probability of various scenarios, as well as the proportional contribution of various assets to results and other judgmental allocations. In conjunction with the change to two reporting units, we determined that using the discounted cash flow model in its entirety to be the best evaluation of the fair value of our two reporting units. In prior periods, we evaluated the fair value of our one reporting unit based on a weighted average of seventy-five percent from a discounted cash flow approach and twenty-five percent from the quoted market price of our stock.
On an annual basis and upon the occurrence of certain events, we are required to perform impairment tests on our identified intangible assets with indefinite lives, including goodwill, which testing could impact the value of our business. In 2008, we determined that our goodwill was impaired and recorded impairment charges totaling $430,126 ($206,053 in the second quarter and $224,073 in the fourth quarter as a result of our annual impairment test). The remaining value of our goodwill is approximately $33,988.
Intangible assets subject to amortization primarily consist of affiliation agreements that were acquired in prior years. Such affiliate contracts, when aggregated, create a nationwide audience that is sold to national advertisers. The intangible asset values assigned to the affiliate agreements for each acquisition were determined based upon the expected discounted aggregate cash flows to be derived over the life of the affiliate relationship. The method of amortizing the intangible asset values reflects, based upon our historical experience, an accelerated rate of attrition in the affiliate base over the expected life of the affiliate relationships. Accordingly, we amortized the value assigned to affiliate agreements on an accelerated basis (periods ranging from 4 to 20 years with a weighted-average amortization period of approximately 8 years) consistent with the pattern of cash flows which are expected to be derived. We review the recoverability of our finite-lived intangible assets for recoverability whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed by comparison to associated undiscounted cash flows. No impairment of intangible assets has been identified in any period presented.

Income Taxes
We use the asset and liability method of financial accounting and reporting for income taxes required by Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”. Under SFAS 109, deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes.
Effective January 1, 2007, we adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes” which resulted in no material adjustment in the liability for unrecognized tax benefits. We classified interest expense and penalties related to unrecognized tax benefits as income tax expense. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with this interpretation is a two-step process. The first step is recognition, in which the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements.
We determined, based upon the weight of available evidence, that it is more likely than not that our deferred tax asset will be realized. We have experienced a long history of taxable income which would enable us to carryback any potential future net operating losses and taxable temporary differences that can be used as a source of income. As such, no valuation allowance was recorded during the year ended December 31, 2008. We will continue to assess the need for a valuation allowance at each future reporting period.
Earnings per Share
We have outstanding two classes of common stock (common stock and Class B stock) and a class of preferred stock (7.50% Series A Convertible Preferred Stock, referred to herein as the “Series A Preferred Stock”). Both the Class B stock and the Series A Preferred Stock are convertible to common stock. With respect to dividend rights, the common stock is entitled to cash dividends of at least ten percent higher than those declared and paid on our Class B stock, and the Series A Preferred Stock is also entitled to dividends as discussed in Note 3 The Series A Preferred Stock is therefore considered a participating security requiring use of the “two-class” method for the computation of basic net income (loss) per share in accordance with EITF 03-06. Losses are not allocated to the Series A Preferred Stock in the computation of basic earnings per share as the Series A Preferred Stock is not obligated to share in losses. Diluted earnings per share is computed using the “if-converted” method.
Basic earnings per share (“EPS”) excludes the effect of common stock equivalents and is computed using the “two-class” computation method, which divides the sum of distributed earnings to common and Class B stockholders and undistributed earnings allocated to Common stockholders and Series A Preferred stockholders on a pro rata basis, after Series A Preferred Stock dividends, by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method and the conversion of Class B stock and Series A Preferred Stock using the “if-converted” method.

The following is a reconciliation of our shares of common stock and Class B stock outstanding for calculating basic and diluted net (loss) income per share:

	Year Ended December 31,
	2008	2007	2006

Net (Losses) Income	$(427,563)	$24,368	$(469,453)
Less: Accumulated Preferred Stock dividends	(3,081)	—	—
Less: distributed earnings to Common shareholders	—	1,658	27,565
Less: distributed earnings to Class B shareholders	—	5	75

Undistributed earnings	$(430,644)	$22,705	$(497,093)

Earnings — Common stock
Basic
Distributed earnings to Common shareholders	$—	$1,658	$27,565
Undistributed earnings allocated to Common shareholders	(430,644)	22,705	(497,093)

Total Earnings — Common stock, basic	$(430,644)	$24,363	$(469,528)

Diluted
Distributed earnings to Common shareholders	$—	$1,658	$27,565
Distributed earnings to Class B shareholders	—	5	—
Undistributed earnings allocated to Common shareholders	(430,644)	22,705	(497,093)

Total Earnings — Common stock, diluted	$(430,644)	$24,368	$(469,528)

Weighted average Common shares outstanding, basic	98,015	86,112	86,013
Share-based compensation	—	22	—
Warrants	—	—	—
Weighted average Class B shares	292	292	292

Weighted average Common shares outstanding, diluted	98,307	86,426	86,305

(Loss) Earnings per Common share, basic
Distributed earnings, basic	$—	$0.02	$0.32
Undistributed earnings — basic	(4.39)	0.26	(5.78)

Total	$(4.39)	$0.28	$(5.46)

(Loss) Earnings per Common share, diluted
Distributed earnings, diluted	$—	$0.02	$0.32
Undistributed earnings — diluted	(4.39)	0.26	(5.78)

Total	$(4.39)	$0.28	$(5.46)

Earnings per share — Class B Stock
Basic
Distributed earnings to Class B shareholders	$—	$5	$75
Undistributed earnings allocated to Class B shareholders	—	—	—

Total Earnings — Class B Stock, basic	$—	$5	$75

Diluted
Distributed earnings to Class B shareholders	$—	$5	$75
Undistributed earnings allocated to Class B shareholders	—	—	—

Total Earnings — Class B Stock, diluted	$—	$5	$75

	Year Ended December 31,
	2008	2007	2006

Weighted average Class B shares outstanding, basic	292	292	292
Share-based compensation	—	—	—
Warrants	—	—	—

Weighted average Class B shares outstanding, diluted	292	292	292

Earnings per Class B share, basic
Distributed earnings, basic	$—	$0.02	$0.26
Undistributed earnings — basic	—	—	—

Total	$—	$0.02	$0.26

Earnings per Class B share, diluted
Distributed earnings, diluted	$—	$0.02	$0.26
Undistributed earnings — diluted	—	—	—

Total	$—	$0.02	$0.26

Common equivalent shares are excluded in periods in which they are anti-dilutive. The following options, restricted stock, restricted stock units and warrants were excluded from the calculation of diluted earnings per share because the combined exercise price, unamortized fair value, and excess tax benefits were greater than the average market price of our common stock for the years presented:

	2008	2007	2006
Options	7,000	6,426	6,993
Restricted Stock	364	971	326
Restricted Stock Units	1,216	203	226
Warrants	10,000	3,000	3,500
The per share exercise prices of the options excluded were $0.05-$38.34 in 2008, $1.87-$38.34 in 2007 and $9.13-$38.34 in 2006. The per share exercise prices of the warrants excluded were $5-$7 in 2008, and $43.11-$67.98 in 2007 and 2006.
Recent Accounting Pronouncements
In October 2008, the FASB issued FSP 157-3 (“FSP 157-3”) “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP 157-3 clarifies the applications of SFAS No. 157 in a market that is not active, and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective immediately for all periods presented in accordance with SFAS No. 157 (defined below). The adoption of FSP 157-3 did not have any significant impact on our consolidated financial statements or the fair values of our financial assets and liabilities.
In February 2008, FSP 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” was issued. FSP 157-1 removed leasing transactions accounted for under Statement 13 and related guidance from the scope of SFAS No. 157. FSP 157-2 “Partial Deferral of the Effective Date of Statement 157” (FSP 157-2), also issued in February 2008, deferred the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. The implementation of this standard is not anticipated to have a material impact on our consolidated financial position and results of operation.

In September 2006, the FASB issued “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a common definition of fair value to be applied to US GAAP guidance that requires the use of fair value, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, except for certain non-financial assets where the effective date will be January 1, 2009. Our adoption of SFAS No. 157 did not have a material effect on the consolidated financial position or results of operations.
In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. We will include the relevant disclosures in our financial statements beginning with the first quarter of 2009.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in our financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, and will be adopted by us in the first quarter of fiscal 2009.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 establishes requirements for ownership interests in subsidiaries held by parties other than the parent (sometimes called “minority interests”) to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity. All changes in the parent’s ownership interests are required to be accounted for consistently as equity transactions and any non-controlling equity investments in unconsolidated subsidiaries must be measured initially at fair value. SFAS No. 160 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. However, presentation and disclosure requirements must be retrospectively applied to comparative financial statements.
Reclassifications and Revisions
In 2008, we recorded various adjustments related to prior periods including a reduction of stock-based compensation expense of $1,225, an increase to salary expense to record unused vacation time of $1,107, a write-off of fixed assets of $705 and an unrealized gain of $665.
Certain amounts reported in 2006 have been reclassified to conform to the current year presentation. Revenue from certain contracts were previously recorded net of expenses paid to third party partners. In 2007, we had determined that we should be recording the related revenue and expense gross in our statement of operations. Accordingly, revenue and operating costs for 2006 were increased by $18,089. In addition, a portion of a health care cost credit previously reflected entirely within corporate general and administrative expenses has been reclassified to operating costs. As a result, operating costs for 2006 decreased and corporate general and administrative expenses increased by $1,413.
We conducted an analysis of the impact of such errors and adjustments on various line items of our financial statements and concluded that such errors and adjustments are not material to our Consolidated Financial Statements at December 31, 2008, and did not have any impact on any key trend or indicator of us, including our debt covenants. Accordingly, we determined the adjustments described above are not material to our Consolidated Financial Statements for 2008 or for any prior period’s Consolidated Financial Statements. As a result, we have not restated any prior period amounts.

NOTE 2 — Related Party Transactions:
CBS Radio
On March 3, 2008, we closed on the Master Agreement entered into on October 2, 2007 with CBS Radio, which documents a long-term agreement through March 31, 2017. As part of the new agreement, CBS Radio agreed to broadcast certain of our local/regional and national commercial inventory through March 31, 2017 in exchange for certain programming and/or cash compensation. Additionally, the News Programming Agreement, the Technical Services Agreement and the Trademark License Agreement were amended and restated and extended through March 31, 2017. The previous Management Agreement and Representation Agreement were cancelled on March 3, 2008 and $16,300 of compensation previously paid to CBS Radio under those agreements were added to the maximum potential compensation CBS Radio could earn pursuant to its station affiliation with us. In addition, all warrants previously granted to CBS Radio were cancelled on March 3, 2008.
CBS Radio owns 16,000 shares of our common stock and prior to March 3, 2008 provided ongoing management services to us under the terms of the Management Agreement. As payment for services received under the previous Management Agreement, we compensated CBS Radio via an annual base fee and provided CBS Radio the opportunity to earn an incentive bonus if we exceeded pre-determined targeted cash flows. For the years ended December 31, 2008, 2007 and 2006, we paid CBS Radio a base fee of $610, $3,394 and $3,273, respectively. No incentive bonus was paid to CBS Radio in such years as targeted cash flow levels were not achieved during such periods.
Additionally, we granted to CBS Radio seven fully vested and non-forfeitable warrants to purchase 4,500 shares of our common stock in the aggregate (comprised of two warrants to purchase 1,000 shares of common stock per warrant and five warrants to purchase 500 shares of common stock per warrant). Of the seven warrants issued, two 1,000 share warrants had an exercise price of $43.11 and $48.36, respectively, and become exercisable: (A) if the average price of our common stock reaches a price of $64.67 and $77.38, respectively, for at least 20 out of 30 consecutive trading days for any period throughout the ten year term of the warrants or (B) upon the termination of the Management Agreement by us in certain circumstances as described in the terms of such warrants.
The exercise prices for the five remaining warrants were equal to $38.87, $44.70, $51.40, $59.11 and $67.98, respectively. These warrants each had a term of 10 years (only if they become exercisable) and were exercisable on January 2, 2005, 2006, 2007, 2008, and 2009, respectively, subject to a trading price condition. The trading price condition specified that the average price of our common stock for each of the 15 trading days prior to January 2 of the applicable year (commencing on January 2, 2005 with respect to the first 500 warrant tranche and each January 2 thereafter for each of the remaining four warrants) must be equal to at least both the exercise price of the warrant and 120% of the corresponding prior year 15 day trading average. Our stock price did not equal or exceed the predetermined levels with respect to the 2005, 2006, 2007 and 2008 warrants, and therefore, the warrants never became exercisable. In connection with the cancellation of these warrants, on March 3, 2008 we reduced the related deferred tax asset, resulting in a reduction of additional paid in capital of $9,056.
In connection with the issuance of warrants to CBS Radio in May 2002, we originally reflected the fair value of the warrant issuance of $48,530 as a component of Other Assets with a corresponding increase to Additional Paid in Capital in the accompanying Consolidated Balance Sheet. Upon commencement of the term of the service period to which the warrants relate (April 1, 2004), we commenced amortizing the cost of the warrants ratably over the five-year service period. At December 31, 2007, the unamortized value of the May 2002 warrants was $12,132, of which $9,706 was included as a component of Prepaid and Other Assets and $2,426 was included as a component of Other Assets in the accompanying Consolidated Balance Sheet. Related Amortization Expense was $1,618 in 2008 and $9,706 in 2007 and 2006.
In addition to the Management Agreement described above, we also entered into other transactions with CBS Radio and affiliates of CBS Radio, including Viacom, in the normal course of business. Such arrangements include a Representation Agreement (including a related news programming agreement, a license agreement and a technical services agreement with an affiliate of CBS Radio — collectively referred to as the “Representation Agreement”) to operate the CBS Radio Networks, affiliation agreements with many of CBS Radio’s owned and operated radio stations and the purchase of programming rights from CBS Radio and affiliates of CBS Radio. The Management Agreement provided that all transactions between us and CBS Radio or its affiliates, other than the Management Agreement and Representation Agreement which were ratified by our shareholders, must be on a basis that is at least as favorable to us as if the transactions were entered into with an independent third party. In addition, subject to specified exceptions, all agreements between us and CBS Radio or any of its affiliates must be approved by our Board of Directors.

We incurred the following expenses as a result of transactions with CBS Radio or its affiliates in the following years:

	2008	2007	2006

Representation Agreement	$15,440	$27,319	$27,142
Programming and Affiliations	57,609	39,314	48,372
Management Agreement (excluding warrant amortization)	610	3,394	3,273
Warrant Amortization	1,618	9,706	9,706
Payment upon closing of Master Agreement	5,000	—	—

	$80,277	$79,733	$88,493

Expenses incurred for the Representation Agreement and programming and affiliate arrangements are included as a component of Operating Costs in the accompanying Consolidated Statement of Operations. Expenses incurred for the Management Agreement (excluding warrant amortization) and amortization of the warrants granted to CBS Radio under the Management Agreement (through March 3, 2008) were included as a component of Corporate, General and Administrative Expenses and Depreciation and Amortization, respectively, in the accompanying Consolidated Statement of Operations. The description and amounts regarding related party transactions set forth in these consolidated financial statements and related notes also reflect transactions between us and Viacom. Viacom is an affiliate of CBS Radio, as National Amusements, Inc. beneficially owns a majority of the voting powers of all classes of common stock of each of CBS Corporation and Viacom.
POP Radio
We also have a related party relationship, including a sales representation agreement, with our investee, POP Radio, L.P., which is described in Note 5 —“Acquisitions and Investments.”
NOTE 3 — Property and Equipment:

	December 31,
	2008	2007

Property and equipment is recorded at cost and is summarized as follows:
Land, buildings and improvements	$11,999	$12,188
Recording, broadcasting and studio equipment	75,907	71,090
Furniture, equipment and other	18,445	19,274

	$106,351	$102,552
Less: Accumulated depreciation and amortization	75,934	69,540

Property and equipment, net	$30,417	$33,012

Depreciation expense was $8,652, $9,134 and $9,693 for the year ended December 31, 2008, 2007 and 2006, respectively. In 2001, we entered into a capital lease for satellite transponders totaling $6,723. Accumulated amortization related to the capital lease was $4,949 and $4,258 as of December 31, 2008 and 2007, respectively.

NOTE 4 — Goodwill and Intangible Assets:
Goodwill represents the excess of cost over fair value of net assets of businesses acquired. In accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”), the value assigned to goodwill and indefinite lived intangible assets is not amortized to expense, but rather the estimated fair value of the reporting unit is compared to its carrying amount on at least an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit goodwill and intangible assets is less than their carrying value.
Prior to the fourth quarter 2008, we operated as a single reportable operating segment: the sale of commercial time. As part of our Metro/Traffic re-engineering initiative implemented in the fourth quarter of 2008, we installed separate management for the Network and Metro/Traffic divisions providing discreet financial information and management oversight. Accordingly, we have determined that each division is an operating segment. A reporting unit is the operating segment or a business which is one level below the operating segment. Our reporting units are consistent with our operating segments and impairment has been tested at this level.
In the fourth quarter 2008, in conjunction with the change to two reporting units, we determined that solely using the income approach was the best evaluation of the fair value of our two reporting units. In prior periods, we evaluated the fair value of our reporting unit based on a weighted average of the income approach (75% weight) and the quoted market price of our stock (25% weight).
In 2008, we determined that our goodwill was impaired and recorded impairment charges totaling $430,126 ($206,053 in the second quarter and $224,073 in the fourth quarter). The remaining value of our goodwill is $33,988.
In using the income approach to test goodwill for impairment as of December 31, 2008, we made the following assumptions: (a) the discount rate was 14%; (b) market growth rates were based upon management’s estimates of future performance and (c) terminal growth rates were in the 2% to 3% range. The discount rate reflects the volatility of our operating performance and our common stock. The market growth rates and operating performance estimates reflect the current general economic pressures impacting both the national and a number of local economies, and specifically, national and local advertising revenues in the markets in which our affiliates operate.
Earlier in 2008, as a result of a continued decline in our operating performance and stock price, caused in part by reduced valuation multiples in the radio industry, we determined a triggering event had occurred and as a result performed an interim test to determine if our goodwill was impaired at June 30, 2008. The interim test resulted in an impairment of goodwill and accordingly, we recorded a non-cash charge of $206,053. The majority of the goodwill impairment charge is not deductible for income tax purposes.
In connection with the income approach portion of the goodwill impairment test as of June 30, 2008, we used the following assumptions: (a) the discount rate was 12%; (b) market growth rates that were based upon management’s estimates of future performance of our operations and (c) terminal growth rates were in the 2% to 3% range. The discount rate reflects the volatility of our operating performance and our common stock. The market growth rates and operating performance estimates used reflected the general economic pressures impacting both the national and a number of local economies, and specifically, national and local advertising revenues in the markets in which our affiliates operate as of June 30, 2008.
Determining the fair value of our reporting units requires our management to make a number of judgments about assumptions and estimates that are highly subjective and that are based on unobservable inputs. The actual results may differ from these assumptions and estimates; and it is possible that such differences could have a material impact on our financial statements. In addition to the various inputs (i.e. market growth, discount rates) that we use to calculate the fair value of our reporting units, we evaluate the reasonableness of our assumptions by comparing the total fair value of all our reporting units to our total market capitalization; and by comparing the fair value of our reporting units to recent or proposed transactions.
As noted above, we are required under SFAS 142 to test our goodwill on an annual basis or whenever events or changes in circumstances indicate that these assets might be impaired. As a result, if the current economic trends continue and the credit and capital markets continue to be disrupted, it is possible that we may record further impairments in 2009.
In connection with our annual goodwill impairment testing for 2007, we determined goodwill was not impaired at December 31, 2007.
For the year ended December 31, 2006, we determined there was an impairment of goodwill and recorded a non-cash charge of $515,916.

The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007

Balance as of January 1,	$464,114	$464,114
Impairment (Metro/Traffic)	(303,703)	—
Impairment (Network)	(126,423)	—

Balance as of December 31,	$33,988	$464,114

At December 31, 2008 and 2007, the gross value of our amortizable intangible assets was approximately $28,380, with accumulated amortization of approximately $25,720 and $24,937, respectively. Amortization expense was $783, $783 and $783 for the years ended December 31, 2008, 2007 and 2006, respectively. We estimated aggregate amortization expense for intangibles for fiscal year 2009, 2010, 2011, 2012 and 2013 will be $783, $734, $634, $134 and $134, respectively.
NOTE 5 — Acquisitions and Investments:
On December 22, 2008, we entered into a License and Services Agreement with TrafficLand which provides us with a three-year license to market and distribute TrafficLand services and products. Concurrent with the execution of the License Agreement, we entered into an option agreement with TrafficLand granting us the right to acquire 100% of the stock of TrafficLand pursuant to the terms of a merger agreement which the parties have negotiated and placed in escrow. Specifically, if we pay the first $3,000 of fees under the License Agreement on or before February 20, 2009, we will have the right to cause the merger agreement to be released from escrow at any time between that payment date and March 31, 2009. Since we have made the minimum Payments required under the License Agreement, we may elect on our own to exercise our option to have the Merger Agreement released from escrow on or prior to April 15, 2009, at which time the Merger Agreement would have been deemed “executed”. The release of the Merger Agreement does not require that we close the merger, which remains subject to additional closing conditions, including the consent of our lenders. Upon consummation of the closing of the merger, the License Agreement would terminate. Costs of $800 associated with this transition have been expensed as of December 31, 2008.
As TrafficLand qualifies as a variable interest entity, we considered qualitative and quantitative factors to determine if we are the primary beneficiary pursuant to FIN 46(R) of this variable interest entity. In connection with the TrafficLand arrangement, as of December 31, 2008 we do not hold an equity interest or a debt interest in the variable interest entity, and we did not absorb a majority of the expected losses or residual returns. Therefore we do not qualify as the primary beneficiary and, accordingly, we have not consolidated this entity.
On March 29, 2006, our cost method investment in The Australia Traffic Network Pty Limited (“ATN”) was converted to 1,540 shares of common stock of Global Traffic Network, Inc. (“GTN”) in connection with the initial public offering of GTN on that date. The investment in GTN was sold during the quarter ended September 30, 2008 and we received proceeds of approximately $12,741 and realized a gain of $12,420. Such gain is included as a component of Other Income/(Loss) in the Consolidated Statement of Operations.
On October 28, 2005, we became a limited partner of POP Radio, LP (“POP Radio”) pursuant to the terms of a subscription agreement dated as of the same date. As part of the transaction, effective January 1, 2006, we became the exclusive sales representative of the majority of advertising on the POP Radio network for five years, until December 31, 2010, unless earlier terminated by the express terms of the sales representative agreement. We hold a 20% limited partnership interest in POP Radio. No additional capital contributions are required by any of the limited partners. This investment is being accounted for under the equity method. The initial investment balance was de minimis, and our equity in earnings of POP Radio through December 31, 2008 was de minimis.
On September 29, 2006, we, along with the other limited partners of POP Radio, elected to participate in a recapitalization transaction negotiated by POP Radio with Alta Communications, Inc. (“Alta”), in return for which we received $529 on November 13, 2006 which was recorded within Other Income in the Consolidated Statement of Operations for the year ended December 31, 2006. Pursuant to the terms of the transaction, if and when Alta elects to exercise warrants it received in connection with the transaction, our limited partnership interest in POP Radio will decrease from 20% to 6%.

NOTE 6 — Debt:

	2008	2007

Revolving Credit Facility/Term Loan	$41,000	$145,000
4.64% Senior Notes due on November 30, 2009	51,475	50,000
5.26% Senior Notes due on November 30, 2012	154,503	150,000
Deferred derivative gain	2,075
Fair market value of Swap	—	244

	$249,053	$345,244

On October 31, 2006 we amended our existing senior loan agreement with a syndicate of banks led by JP Morgan Chase Bank and Bank of America. The Facility, as amended, is comprised of an unsecured five-year $120,000 term loan and a five-year $150,000 revolving credit facility which was automatically reduced to $125,000 effective September 28, 2007. In connection with the original closing of the Facility on March 3, 2004, we borrowed the full amount of the term loan, the proceeds of which were used to repay the outstanding borrowings under a prior facility. Interest on the Facility is variable and is payable at a maximum of the prime rate plus an applicable margin of up to .25% or LIBOR plus an applicable margin of up to 1.25%, at our option. The applicable margin is determined by our Total Debt Ratio, as defined in the underlying agreements. The Facility contains covenants relating to dividends, liens, indebtedness, capital expenditures and restricted payments, as defined, interest coverage and leverage ratios.
On December 3, 2002 we issued, through a private placement, $150,000 of ten year Senior Notes due November 30, 2012 (interest at a fixed rate of 5.26%) and $50,000 of seven year Senior Notes due November 30, 2009 (interest at a fixed rate of 4.64%, collectively referred to as “Senior Notes” or “Notes”). Interest on the Notes is payable semi-annually in May and November. The Notes, which were unsecured, contain covenants relating to leverage and interest coverage ratios that are identical to those contained in our Facility. The Notes may be prepaid at the option of us upon proper notice and by paying principal, interest and an early payment penalty.
In addition, we entered into a seven-year interest rate swap agreement covering $25,000 notional value of our outstanding borrowings under the Senior Notes to effectively float the interest rate at three-month LIBOR plus 74 basis points and two ten-year interest rate swap agreements covering $75,000 notional value of our outstanding borrowings under the Senior Notes to effectively float the interest rate at three-month LIBOR plus 80 basis points. In total, the swaps covered $100,000 which represented 50% of the notional amount of Senior Notes. In November 2007, one of the ten-year interest rate swap agreements covering $50,000 notional value was cancelled, resulting in a payment of $576 to the counter-party. In December 2008, we terminated the remaining interest rate swaps, resulting in cash proceeds of $2,150, which has been classified as a financing cash inflow in our Statement of Cash Flows. The resulting gain of $2,150 from the termination of the derivative contracts is being amortized over the life of the debt.
On December 31, 2007, we had available borrowings under the Facility, subject to the restrictions of our covenants, of approximately $44,000. Additionally, at December 31, 2007, we had borrowed $145,000 under the Facility at a weighted-average interest rate of 6.8% (including the applicable margin of LIBOR plus 1.125%).
Effective February 28, 2008 (with the exception of clause (v) which was effective March 3, 2008), we amended the Facility to: (1) provide security to our lenders (including holders of our Notes); (2) reduce the amount of the revolving facility to $75,000; (3) increase the applicable margin on LIBOR loans to 1.75% and on prime rate loans to 0.75%; (4) change the allowable Total Debt Ratio to 4.0 times our Annualized Consolidated Operating Cash Flow through the remaining term of the Facility; (5) eliminate the provision that deemed the termination of the CBS Radio Management Agreement an event of default; and (6) include covenants prohibiting the payment of dividends and restricted payments. As noted above, as a result of providing the banks in the Facility with a security interest in our assets, the note holders were also provided with security pursuant to the terms of the Note Purchase Agreement.

As discussed in Note 1, in the fourth quarter of 2008, we failed to pay our most recent semi-annual interest payment due in respect of the existing Senior Notes and were not in compliance with our maximum leverage ratio covenant at December 31, 2008. Both of these events constitute a separate default under the Facility and the Senior Notes. In addition, on February 27, 2009, our outstanding Facility matured and became due and payable in its entirety. We did not pay such amount, which also constitutes an event of default under the Facility and the Senior Notes. Our lenders did not seek to exercise remedies that were available to them under applicable law or their respective existing debt agreements. As of March 31, 2009 the parties were working towards a refinancing of all of our outstanding indebtedness (approximately $247,000), however, there was no assurance that the parties would consummate the refinancing or that our lenders would not seek to exercise remedies that were available to them prior to any such consummation. Accordingly, the debt is classified as current in the accompanying financial statements. The total debt obligation included in the balance sheet as of December 31, 2008 includes unpaid interest due in respect to the existing Senior Notes of $5,900.
On April 23, 2009, we completed the refinancing of our outstanding long-term indebtedness and the recapitalization of our equity (see Note 20 — Subsequent Events).
The aggregate maturities of debt for the next four years and thereafter, pursuant to our debt agreements including unpaid interest as in effect at December 31, 2008, are as follows (excludes market value adjustments):

Year
2009	$246,978
2010	—
2011	—
2012	—

$246,978

NOTE 7 — Financial Instruments:
Interest Rate Risk Management
In order to achieve a desired proportion of variable and fixed rate debt, we entered into a seven-year interest rate swap agreement covering $25,000 notional value of our outstanding borrowing to effectively float the majority of the interest rate at three-month LIBOR plus 74 basis points and two ten year interest rate swap agreements covering $75,000 notional value of our outstanding borrowing to effectively float majority of the interest rate at three-month LIBOR plus 80 basis points. In total, the swaps initially covered $100,000, which represented 50% of the notional amount of Senior Notes. These swap transactions allow us to benefit from short-term declines in interest rates while having the long-term stability of the other 50% of Senior Notes of fairly low fixed rates. In November 2007, we cancelled one of the ten-year swap agreements covering $50,000 notional value, by paying the counter-party $576. The instruments meet all of the criteria of a fair-value hedge and are classified in the same category as the item being hedged in the accompanying balance sheet. We have the appropriate documentation, including the risk management objective and strategy for undertaking the hedge, identification of the hedged instrument, the hedge item, the nature of the risk being hedged, and how the hedging instrument’s effectiveness offsets the exposure to changes in the hedged item’s fair value. In December 2008, we terminated the remaining interest rate swaps, resulting in cash proceeds of $2,150, which has been classified as a financing cash inflow in our Statement of Cash Flows. The resulting gain of $2,150 from the termination of the derivative contracts is being amortized over the life of the debt.
At December 31, 2007, prior to the unwinding of the swaps as described above, we had the following interest rate swaps:

		Interest Rate
Maturity Dates	Notional Principal Amount	Paid (1)	Received	Variable Rate Index
November 2009	$25,000	5.08	3.91	3 Month LIBOR
November 2012	$25,000	5.08	4.41	3 Month LIBOR

(1)	The interest rate paid at December 31, 2006 was 5.37%.
The estimated fair value of our interest rate swaps at December 31, 2007 was $244. This balance was included in other assets in the accompanying Consolidated Balance Sheet.

Fair Value of Financial Instruments
Our financial instruments include cash, cash equivalents, receivables, accounts payable, borrowings and interest rate contracts. At December 31, 2008 and 2007, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. In 2008, the estimated fair values of the borrowings were valued based on the current agreement in principle related to the refinancing as discussed in more detail in Note 20 — Subsequent Events. In 2007, the estimated fair values of other financial instruments subject to fair value disclosures, determined based on broker quotes or market quotes or rates for the same or similar instruments, and the related carrying amounts are as follows:

	December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Borrowings (Short and Long Term)	249,053	158,100	345,000	345,732

Risk management contracts:
Interest rate swaps	—	—	244	244

Series A Preferred Stock	75,000	50,000	—	—
Credit Concentrations
We continually monitor our positions with, and the credit quality of, the financial institutions that are counterparties to our financial instruments, and do not anticipate nonperformance by the counterparties.
Our receivables do not represent a significant concentration of credit risk at December 31, 2008, due to the broad variety of customers and markets in which we operate.
NOTE 8 — Fair Value Measurements:
SFAS No. 157 establishes a common definition for fair value to be applied to U.S. GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007.
We endeavor to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
Fair Value Hierarchy
SFAS No. 157 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect a company’s own assumptions of market participant valuation (unobservable inputs). In accordance with SFAS No. 157, these two types of inputs have created the following fair value hierarchy:
•	Level 1 — Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•
Level 2 — Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

•	Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

SFAS No. 157 requires the use of observable market data if such data is available without undue cost and effort.
Items Measured at Fair Value on a Recurring Basis
The following table sets forth our financial assets and liabilities that were accounted for, at fair value on a recurring basis as of December 31, 2008. These amounts are included in the Other Assets in the accompanying Balance Sheet.

	Level 1	Level 2	Level 3
Assets:
Investments	$433	$—	$—

Total Assets	$433	$—	$—

NOTE 9 — Shareholders’ Equity and Series A Preferred Stock:
Our authorized capital stock consists of common stock, Class B stock and Series A Preferred Stock. Our common stock is entitled to one vote per share while Class B stock is entitled to 50 votes per share. Class B stock is convertible to common stock on a share-for-share basis.
In 2005, our Board of Directors authorized us to repurchase shares of common stock to enhance shareholder value. We did not purchase any shares in 2008 or 2007.
In May 2007, the Board of Directors elected to discontinue the payment of a dividend. On March 6, 2007, our Board of Directors declared cash dividends of $0.02 for each issued and outstanding share of common stock and $0.016 for each issued and outstanding share of Class B stock. Dividends were not declared in 2008.
On March 3, 2008 and March 24, 2008, we announced the closing of the sale and issuance of 7,143 shares (14,286 shares in the aggregate) of our common stock to Gores Radio Holdings, LLC (together with certain related entities, “Gores”), an entity managed by The Gores Group, LLC at a price of $1.75 per share for an aggregate purchase amount of $25,000.
On June 19, 2008, we completed a $75,000 private placement of the Series A Preferred Stock with an initial conversion price of $3.00 per share and four-year warrants to purchase an aggregate of 10,000 shares of our common stock in three approximately equal tranches with exercise prices of $5.00, $6.00 and $7.00 per share, respectively, to Gores Radio Holdings, LLC.
The holders of Series A Preferred Stock are entitled to receive dividends at a rate of 7.5% per annum, compounded quarterly, which are accrued daily and added to the liquidation preference (initially equal to $1,000 per share, plus accrued dividends). We may redeem the Series A Preferred Stock in whole or in part four years and six months after the original date of issuance. Thereafter, if the Series A Preferred Stock remains outstanding on the fifth anniversary of the original date of issuance, the dividend rate will increase to 15.0% per annum. If the Series A Preferred Stock remains outstanding on the 66th month anniversary of the original issue date, the liquidation preference increases by 50%. In addition to the dividends specified above, if dividends are declared or paid by us on the common stock, then such dividends shall be declared and paid on the Series A Preferred Stock on a pro rata basis. As such the Series A Preferred Stock is considered a participating security as defined in SFAS No. 128 — Earnings Per Share.
The Series A Preferred Stock is convertible at the option of the holders, at any time and from time to time, into a number of shares of common stock equal to the Liquidation Preference divided by the conversion price (initially, $3.00 per share, subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events). After December 20, 2010, we may cause the conversion of the Series A Preferred Stock if the per share closing price of common stock equals or exceeds $4.00 for 60 trading days in any 90 trading day period or if we sell $50,000 or more of our common stock to a third party at a price per share equal to or greater than $4.00.

The Series A Preferred Stock was issued with a deemed liquidation clause that provides that the security becomes redeemable at the election of the holders of a majority of the then outstanding shares of Series A Preferred Stock in the event of a consolidation or merger by us, as defined, or the sale of all or substantially all of the assets of the Company. In accordance with Emerging Issues Task Force (EITF) D-98, the Series A Preferred Stock is required to be classified as mezzanine equity because a change of our control could occur without our approval and thus redemption of the Series A Preferred Stock is not solely under our control. In addition, as it is not probable the Series A Preferred Stock will become redeemable; we have not adjusted the initial carrying amount of the Series A Preferred Stock to its redemption amount or accreted the 7.5% cumulative dividend at the balance sheet date. Through December 31, 2008, the Series A Preferred Stock accumulated dividends were $3,081 and as a result, the Liquidation Preference as defined was $78,081 at December 31, 2008.
The warrants had a fair value of $440 on the date of issuance. The proceeds from the sale were allocated to the Series A Preferred Stock and warrants based upon their relative fair values at the date of issuance. Accordingly, the fair value of the warrants is included in Additional Paid-in Capital.
On March 16, 2009, we were delisted from the NYSE and at this time, we do not have any immediate plans to list on an alternate exchange such as Nasdaq or Amex, which means our common stock will continue to be lightly traded.
NOTE 10 — Equity-Based Compensation:
Equity Compensation Plans
We established stock option plans in 1989 (the “1989 Plan”) and 1999 (the “1999 Plan”) which allow us to grant options to directors, officers and key employees to purchase our common stock at its market value on the date the options are granted. Under the 1989 Plan, 12,600 shares were reserved for grant through March 1999. The 1989 Plan expired, but certain grants made under the 1989 Plan remain outstanding at December 31, 2008. On September 22, 1999, the shareholders ratified the 1999 Plan, which authorized us to grant up to 8,000 shares of common stock. Options granted under the 1999 Plan generally become exercisable after one year in 33% to 20% increments per year and expire within ten years from the date of grant.
On May 19, 2005, the Board modified the 1999 Plan by deleting the provisions of the 1999 Plan that provided for a mandatory annual grant of 10 stock options to outside directors. Also, on May 19, 2005, our shareholders approved the 2005 Equity Compensation Plan (the “2005 Plan”). Among other things, the 2005 Plan allows us to grant restricted stock and restricted stock units (“RSUs”). When it was adopted, a maximum of 9,200 shares of common stock was authorized for the issuance of awards under the 2005 Plan.
Beginning on May 19, 2005, outside directors automatically receive a grant of RSUs equal to $100 in value on the date of each Company annual meeting of shareholders. Newly appointed outside directors receive an initial grant of RSUs equal to $150 in value on the date such director is appointed to our Board. These awards are governed by the 2005 Plan.
Options and restricted stock granted under the 2005 Plan vest in 25%, 33% or 50% increments per year, commencing on the anniversary date of each grant, and options expire within ten years from the date of grant. RSUs awarded to directors generally vest over a three-year period in equal 33% increments per year. Directors’ RSUs vest automatically, in full, upon a change in control or upon their retirement, as defined in the 2005 Plan. RSUs are payable in newly issued shares of our common stock. Recipients of restricted stock and RSUs are entitled to receive dividend equivalents (subject to vesting) when and if we pay a cash dividend on our common stock. Such dividend equivalents are payable, in newly issued shares of common stock, only upon the vesting of the related restricted shares.
Restricted stock has the same cash dividend and voting rights as other common stock and, once issued, is considered to be currently issued and outstanding (even when unvested). Restricted stock and RSUs have dividend equivalent rights equal to the cash dividend paid on common stock. RSUs do not have the voting rights of common stock, and the shares underlying the RSUs are not considered to be issued and outstanding until they vest.

Stock Options
The following table summarizes stock option activity for 2008:

	2008
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding, beginning of year	3,888	$21.86
Granted	6,588	$1.36
Exercised	—	—
Cancelled, forfeited or expired	(3,476)	$11.76

Outstanding, end of year	7,000	$7.52

At December 31, 2008, there were 1,743 vested and exercisable options with a weighted average exercise price of $24.28, aggregate intrinsic value of $0, and weighted average remaining contractual term of 3.60 years. Additionally, at December 31, 2008, 4,655 options were expected to vest with a weighted average exercise price of $2.05, and weighted average remaining term of 8.64 years. The aggregate intrinsic value of these options was $0. The aggregate intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was $0, $0, and $74, respectively. The aggregate intrinsic value of options represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of fiscal 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2008. This amount changed based on the fair market value of our common stock.
As of December 31, 2008, there was $3,573 of unearned compensation cost related to stock options granted under all three of our equity compensation plans. That cost is expected to be recognized over a weighted-average period of 1.48 years. Total compensation expense related to stock options was $2,662, $6,835 and $10,170 in 2008, 2007 and 2006 respectively. Of that expense, $2,502, $3,933 and $5,651, respectively, was included in operating costs in the Statement of Operations and $160, $2,902, and $4,519, respectively, was included in corporate, general and administrative expense in the Statement of Operations.
In the second quarter of 2008, we determined we had incorrectly continued to expense stock-based equity compensation for certain directors and officers who had resigned. We determined that this error was not significant to any prior period results and accordingly reduced non-cash, stock-based compensation by $1,496.
The aggregate estimated fair value of options vesting was $2,360 during the year ended December 31, 2008. The weighted average fair value of the options granted was $0.52, $2.39 and $5.37 during the years ended December 31, 2008, 2007 and 2006, respectively. The estimated fair value of options granted was measured on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2008	2007	2006
Risk-Free Interest Rate	2.64%	4.52%	4.53%
Expected Term	4.8	5.7	6.2
Expected Volatility	55.99%	40.12%	45.05%
Expected Dividend Yield	0.00%	0.79%	2.80%
The risk-free interest rate for periods within the life of the option is based on a blend of U.S. Treasury bond rates. Beginning with options granted after January 1, 2006, the expected term assumption has been calculated based on historical data. Prior to January 1, 2006, we set the expected term equal to the applicable vesting period. The expected volatility assumption used by us is based on the historical volatility of our stock. The dividend yield represents the expected dividends on our common stock for the expected term of the option.

Additional information related to options outstanding at December 31, 2008, segregated by grant price range, is summarized below:

			Remaining
		Weighted	Weighted
		Average	Average
	Number of	Exercise	Contractual
	Options	Price	Life (In Years)
Options Outstanding at Exercise Price of:
$0.00 - $1.87	3,878	$0.96	8.75
$1.87 - $6.16	1,166	2.14	9.16
$6.37 - $9.88	28	6.63	7.90
$10.09 - $19.93	495	15.35	4.43
$20.25 - $26.96	733	21.28	3.93
$30.19 - $38.34	700	32.72	3.43

	7,000	$7.50	7.47
Restricted Stock
We have awarded shares of restricted stock to certain key employees. The awards vest over periods ranging from 2 to 4 years. The cost of these restricted stock awards, calculated as the fair market value of the shares on the date of grant, net of estimated forfeitures, is expensed ratably over the vesting period.
The following table summarized the restricted stock activity for 2008:

	2008
		Weighted Avg
		Grant Date
		Fair Value
	Shares	Per Share

Unvested, beginning of year	950	$7.56
Granted	41	$0.63
Coverted to Common Stock	(363)	$6.65
Forfeited	(264)	$7.67

Unvested, end of year	364	$7.55

As of December 31, 2008, there was $2,173 of unearned compensation cost related to restricted stock grants. The unearned compensation is expected to be recognized over a weighted-average period of 1.11 years. Total compensation expense recognized in 2008, 2007 and 2006 related to restricted stock is $2,162 ($1,772 included in operating costs and $390 in corporate, general and administrative expense), $1,921 ($1,453 included in operating costs and $468 in corporate, general and administrative expense) and $795 ($694 included in operating costs and $101 in corporate, general and administrative expense), respectively.
RSUs
We have awarded RSUs to Board members and certain key executives, which vest over three and four years, respectively. The cost of the RSUs, which is determined to be the fair market value of the shares at the date of grant, net of estimated forfeitures, is expensed ratably over the vesting period, or period to retirement eligibility (in the case of directors) if shorter.

The following table summarizes RSU activity for 2008:

	2008
		Weighted Avg
		Grant Date
		Fair Value
	Shares	Per Share

Outstanding, beginning of year	230	$9.15
Granted	1,093	$0.69
Dividend equivalents	—
Coverted to Common Stock	(107)	$8.52
Forfeited	—

Outstanding, end of year	1,216	$1.60

Vested, end of year	31

Unvested, end of year	1,185

As of December 31, 2008, there was $1,010 of unearned compensation cost. The cost is expected to be recognized over a weighted-average period of 1.67 years. Total compensation expense recognized related to RSUs in 2008, 2007 and 2006 was $618, $850 and $1,304, respectively. These costs are included in corporate, general and administrative expense in the accompanying Statement of Operations.
NOTE 11 — Other Income/(Loss):
During the year ended December 31, 2008, we sold marketable securities for total proceeds of approximately $12,741 and realized a gain of $12,420. Such gain is included as a component of other income/(loss) in the Consolidated Statement of Operations.
NOTE 12 — Comprehensive Income (Loss):
Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive net income (loss) represents net income or loss adjusted for net unrealized gains or losses on available for sale securities. Comprehensive income (loss) is as follows:

	Year Ended December 31,
	2008	2007	2006

Net (Loss) Income	$(427,563)	$24,368	$(469,453)

Unrealized gain on marketable securities net effect of income taxes	6,732	1,385	4,570

Adjustment for gains included in net income	(12,420)	—

Comprehensive (Loss) Income	$(433,251)	$25,753	$(464,883)

NOTE 13 — Income Taxes:
The components of the provision for income taxes are as follows:

	Year Ended December 31,
	2008	2007	2006

Current
Federal	$(1,220)	$18,466	$26,304
State	367	3,738	3,588

	$(853)	$22,204	$29,892

Deferred
Federal	(11,790)	(5,542)	(18,537)
State	(2,117)	(938)	(2,546)

	(13,907)	(6,480)	(21,083)

Income (Benefit) Tax Expense	$(14,760)	$15,724	$8,809

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities on our balance sheet and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities follow:

	2008	2007

Deferred tax liabilities:
Property and equipment	$5,076	$2,404
Investment	166	3,709
Other	295	488

Total deferred tax liabilities	$5,537	$6,601

Deferred tax assets:
Goodwill, intangibles and other	6,487	6,673
Allowance for doubtful accounts	1,379	1,321
Deferred Compensation	1,444	1,443
Equity Based Compensation	8,460	11,401
Accrued expenses and other	4,016	—

Total deferred tax assets	$21,786	$20,838

Net deferred tax assets	$16,249	$14,237

Net deferred tax asset — current	$2,029	$1,321

Net deferred tax asset — long term	$14,220	$12,916

We determined, based upon the weight of available evidence, that it is more likely than not that our deferred tax asset will be realized. We have experienced a long history of taxable income which would enable us to carryback any potential future net operating losses and taxable temporary differences that can be used as a source of income. As such, no valuation allowance was recorded during the year ended December 31, 2008. We will continue to assess the need for a valuation allowance at each future reporting period.

The reconciliation of the federal statutory income tax rate to our effective income tax rate is as follows:

	Year Ended December 31,
	2008	2007	2006

Federal statutory rate	35.0%	35.0%	35.0%
State taxes net of federal benefit	0.3	3.3	(0.2)
Non-deductible portion of goodwill Impairment	(31.8)	—	(36.6)
Other	(0.2)	0.9	(0.1)

Effective tax rate	3.3%	32.2%	(1.9%)

The 2008 effective income tax rate was impacted by the 2008 goodwill impairment charge being substantially non-deductible for tax purposes. The 2007 effective income tax rate benefited from a change in New York State tax law on our deferred tax balance (approximately $100). The 2006 income tax provision was impacted by the 2006 goodwill impairment and related deferred tax attributes.
In 2008, 2007 and 2006, $0, $0 and $12, respectively, of windfall tax benefits attributable to employee stock exercises were allocated to shareholders’ equity.
We adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes” effective January 1, 2007 that resulted in no material adjustment in the liability for unrecognized tax benefits. At December 31, 2008, we had $6,402 of unrecognized tax benefits. We classified interest expense and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2007, we had $2,105 of accrued interest and penalties. The accrued interest and penalties increased to $2,510 at December 31, 2008. For the year-ended December 31, 2008, we recognized in our consolidated statement of earnings $405 of interest and penalties.

Unrecognized Tax Benefit
Balance at January 1, 2007	$7,513
Additions for prior year tax positions	119
Settlements	(456)
Reductions related to expiration of statute of limitations	(706)

Balance at December 31, 2007	$6,470

Additions for tax positions	533
Settlements	(444)
Reductions related to expiration of statue of limitations	(157)

Balance at December 31, 2008	$6,402

We believe it is reasonably possible that within the next twelve months, the entire unrecognized tax benefits balance will reverse.
Substantially all of our unrecognized tax benefits, if recognized, would affect the effective tax rate.
We are no longer subject to U.S. federal income examinations for years before 2005.
With few exceptions, we are no longer subject to state and local income tax examinations by tax authorities for years before 2002.
During 2008 we reported a federal net operating loss of approximately $2,700, for which we intend to prepare a Federal carryback claim. Accordingly, we have recorded an income tax receivable of $900. The states in which we operate generally do not permit the carryback of net operating losses. As a result, we must carry any related 2008 state net operating losses forward to be applied against future taxable income. We have recorded a deferred tax benefit of approximately $100 to reflect the expected utilization of these states and local net operating losses in future periods.

NOTE 14 — Commitments and Contingencies:
We have various non-cancelable, long-term operating leases for office space and equipment. In addition, we are committed under various contractual agreements to pay for talent, broadcast rights, research, news and other services. The approximate aggregate future minimum obligations under such operating leases and contractual agreements for the five years after December 31, 2008 and thereafter, are set forth below:

	Leases
Year	Capital	Operating	Other	Total

2009	960	9,007	108,442	118,409
2010	960	6,175	91,724	98,859
2011	640	5,645	84,915	91,200
2012	—	5,546	76,089	81,635
2013	—	5,469	71,915	77,384
Thereafter	—	18,998	236,538	255,536

	2,560	50,840	669,623	723,023
Rent expense charged to operations for 2008, 2007 and 2006 was $10,686, $8,523 and $9,295, respectively.
Included in “Other” in the table above is $575,902 of commitments due to CBS Radio and its affiliates pursuant to the agreements described in Note 2 — “Related Party Transactions”.
NOTE 15 — Supplemental Cash Flow and Other Information:
Supplemental information on cash flows, is summarized as follows:

	Year Ended December 31,
	2008	2007	2006
Cash paid for:
Interest	$10,146	$24,239	$24,642
Income Taxes	10,179	21,814	44,676
NOTE 16 — Restructuring Charges:
In the third quarter of 2008, we announced a plan to restructure the traffic operations of the Metro/Traffic operating segment and to take actions to address underperforming programming and to implement other cost reductions. The modifications to the traffic business are part of a series of reengineering initiatives identified by management to improve the operating and financial performance in the near term, while setting the foundation for profitable long-term growth. In connection with the re-engineering of our traffic operations and other cost reductions, which included the consolidation of leased offices, staff reductions and the elimination of underperforming programming, and was implemented to a significant degree in the last half of 2008, we recorded $14,100 in restructuring charges for the twelve months ended December 31, 2008. We anticipate further charges of approximately $9,700 as additional phases of the original traffic re-engineering and other programs are implemented and finalized in the second quarter of 2009. The total restructuring charges for the traffic re-engineering and other cost savings programs are projected to be approximately $23,800. In addition, we have introduced and will complete new cost reduction programs in 2009. As these programs are implemented, we anticipate that we will incur new incremental costs for severance of approximately $6,000 and contract terminations of $3,100. In total, we estimate we will record aggregate restructuring charges of approximately $32,900, consisting of: (1) $15,500 of severance, relocation and other employee related costs; (2) $7,400 of facility consolidation and related costs; and (3) $10,000 of contract termination costs.
Restructuring charges have been recorded in accordance with SFAS No. 146, “Accounting for the Costs Associated with Exit or Disposal Activities” and SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefit”. We account for one-time termination benefits, contract terminations, asset write-offs, and/or costs to terminate lease obligations less assumed sublease income in accordance with SFAS No. 146, which addresses financial accounting and reporting for costs associated with restructuring activities. Under SFAS No. 146, we establish a liability for a cost associated with an exit or disposal activity, including severance and lease termination obligations and other related costs, when the liability is incurred, rather than at the date that we commit to an exit plan.

In determining the charges related to the restructuring, we had to make estimates related to the expenses associated with the restructuring. These estimates may vary from actual costs depending, in part, upon factors that may be beyond our control. We will continue to review the status of our restructuring obligations on a quarterly basis and, if appropriate, record changes to these obligations based on management’s most current estimates.
The restructuring charges identified in the Consolidated Statement of Operations are comprised of the following:

	Severance	Facilities Consolidation	Contract
Restructuring Liability	Termination Cost	Related Costs	Termination	Total

Charges	6,765	831	6,504	14,100
Payments	(3,487)	(41)	(1,108)	(4,636)
Non-Cash utilization	(80)		(1,600)	(1,680)

Balance at December 31, 2008	3,198	790	3,796	7,784

NOTE 17 — Special Charges:
During 2008, we incurred costs relating to the negotiation of a new long-term arrangement with CBS Radio, legal and professional expenses attributable to negotiations relating to refinancing our debt, and consultancy expenses associated with developing a cost savings and re-engineering initiative designed to improve our traffic information and reporting operations. We incurred costs aggregating $4,626 and $1,579 in 2007 and 2006, respectively, related to the negotiation of a new long-term arrangement with CBS Radio and for severance obligations related to executive officer changes.
The special charges identified on the Consolidated Statement of Operations are comprised of the following:

	Year Ended December 31,
	2008	2007	2006

Professional and other fees related to the new CBS agreements, Gores Investment and debt refinancing	$6,624	$3,626	$1,579

Closing Payment to CBS related to the new CBS agreements	5,000	—	—

Severance obligations related to executive officer changes	—	1,000	—

Re-engineering expenses	1,621	—	—

	$13,245	$4,626	$1,579

NOTE 18 — Segment Information:
We established a new organizational structure in the fourth quarter of 2008, pursuant to which, we manage and report our business in two operating segments: Network and Metro/Traffic. We evaluated segment performance based on segment revenue and segment operating (loss)/income. Administrative functions such as finance, human resources and information systems are centralized. However, where applicable, portions of the administrative function costs are allocated between the operating segments. The operating segments do not share programming or report distribution. In the event any materials and/or services are provided to one operating segment by the other, the transaction is valued at fair market value. Operating costs and total assets are captured discretely within each segment.
Previously reported results of operations are presented to reflect these changes. Revenue, segment operating (loss)/income, depreciation, unusual items, capital expenditures and identifiable assets at December 31, 2008, 2007 and 2006, are summarized below according to these segments. This change did not impact the total consolidated results of operations. We continue to report certain administrative activities under corporate. We are domiciled in the United States with limited international operations comprising less than one percent of our revenue. No one customer represented more than 10% of our consolidated revenue.
Our Network Division produces and distributes regularly scheduled and special syndicated programs, including exclusive live concerts, music and interview shows, national music countdowns, lifestyle short features, news broadcasts, talk programs, sporting events and sports features.
Our Metro/Traffic Division provides traffic reports and local news, weather and sports information programming to radio and television affiliates and their websites.

	Year Ended December 31,
	2008	2007	2006
Net Revenue
Network	$209,532	$218,939	$246,317
Metro/Traffic	194,884	232,445	265,768

Total Net Revenue	$404,416	$451,384	$512,085

	Year Ended December 31,
	2008	2007	2006
Segment Operating (Loss) Income
Network	$14,562	$30,943	$38,192
Metro/Traffic	24,577	64,033	73,173

Total Segment Operating Income	$39,139	$94,976	$111,365
Corporate Expenses	(19,709)	(27,043)	(29,850)
Restructuring and Special Charges	(27,345)	(4,626)	(1,579)
Goodwill Impairment	(430,126)	—	(515,916)

Operating (Loss) Income	$(438,041)	$63,307	$(435,980)
Interest Expense	(16,651)	(23,626)	(25,590)
Other Income	12,369	411	926

(Loss) Income Before Income Taxes	$(442,323)	$40,092	$(460,644)

	Year Ended December 31,
	2008	2007	2006
Depreciation and Amortization
Network	$3,139	$3,152	$3,571
Metro/Traffic	6,120	6,955	7,453
Corporate	1,793	9,732	9,733

Total Depreciation and Amortization	$11,052	$19,839	$20,757

	Year Ended December 31,
	2008	2007	2006
Assets
Network	$92,109	$218,276	$217,700
Metro/Traffic	80,079	399,144	417,817
Corporate	32,900	52,337	61,186

Total Assets	$205,088	$669,757	$696,703

	Year Ended December 31,
	2008	2007	2006
Capital Expenditures
Network	$5,634	$1,800	$751
Metro/Traffic	1,538	4,042	4,059
Corporate	141	7	1,071

Total Capital Expenditures	$7,313	$5,849	$5,881

NOTE 19 — Quarterly Results of Operations (unaudited):
The following is a tabulation of the unaudited quarterly results of operations. The quarterly results are presented for the years ended December 31, 2007 and 2006.

	First	Second	Third	Fourth	For the
	Quarter	Quarter	Quarter	Quarter	Year

2008

Net revenue	$106,627	$100,372	$96,299	$101,118	$404,416
Operating (loss)	(3,000)	(195,609)	(7,555)	(231,877)	(438,041)
Net (loss)	(5,338)	(199,744)	(10)	(222,471)	(427,563)
Net (loss) per share:
Basic
Common Stock	(0.06)	(1.98)	(0.01)	(2.22)	(4.39)
Class B Stock	—	—	—	—	—
Diluted
Common Stock	(0.06)	(1.98)	(0.01)	(2.22)	(4.39)
Class B Stock	—	—	—	—	—

2007

Net revenue	$113,959	$111,025	$108,083	$118,317	$451,384
Operating Income	7,262	16,618	19,686	19,741	63,307
Net income	715	6,897	8,452	8,304	24,368
Net income per share:
Basic
Common Stock	0.01	0.08	0.10	0.10	0.28
Class B Stock	0.02	—	—	—	0.02
Diluted
Common Stock	0.01	0.08	0.10	0.10	0.28
Class B Stock	0.02	—	—	—	0.02
In the fourth quarter of 2008 we recorded net adjustments of approximately $2,391 of expense for unused vacation time, a write-off of fixed assets and other miscellaneous items related to other periods. Additionally, in the second quarter of 2008, we recorded a decrease to our operating loss of approximately $1,496 for an adjustment to stock-based compensation.
In the third quarter and second quarter of 2007, we recorded net adjustments of approximately $1,000 that had the effect of increasing net income, and net adjustments of approximately $1,000 that had the effect of reducing net income, respectively. These adjustments were primarily comprised of the reversal of expense accruals offset by predominantly billing/revenue adjustments in the third quarter and overaccruals in the second quarter. In the fourth quarter, we recorded an adjustment of approximately $500 that had the effect of increasing net income related to an error in calculating our health care accrual in the fourth quarter, with no impact on the full year results.
We do not believe these adjustments are material to our Consolidated Financial Statements in any quarter or year of any prior period’s Consolidated Financial Statements. As a result, we have not restated any prior period amounts.

NOTE 20 — Subsequent Events:
On February 27, 2009, the debt outstanding under our Facility matured and became due and payable in its entirety (See Note 6 — Debt). We have not paid such amount, which constitutes an event of default under the credit agreement. In addition, we failed to pay our most recent semi-annual interest payment due in respect of the Senior Notes, which constitutes an event of default under the Note Purchase Agreement for the Senior Notes.
On March 3, 2009, we reached an agreement in principle with our existing lenders to refinance all of our outstanding indebtedness (approximately $241,000 in principal amount plus unpaid interest) in exchange for: (1) $25,000 in cash; (2) a series of new senior secured notes in an expected aggregate principal amount of $117,500; and (3) 25% of our pro forma common stock. The new notes are expected to mature on July 15, 2012.
On April 23, 2009 (the “Closing Date”), we completed the refinancing of our outstanding long-term indebtedness and the recapitalization of our equity.
Debt Restructuring
Securities Purchase Agreement
As part of the recapitalization, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with: (1) holders of the Company’s outstanding Senior Notes both of which were issued under the Note Purchase Agreement, dated as of December 3, 2002 and (2) lenders under the Credit Agreement, dated as of March 3, 2004 (the “Old Credit Agreement”).
Pursuant to the Securities Purchase Agreement, in consideration for releasing all of their respective claims under the Senior Notes and the Old Credit Agreement, the debt holders collectively received: (1) $117.5 million of new senior secured notes maturing July 15, 2012 (the “New Senior Notes”); (2) 34,962 shares of 8.0% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”); and (3) a one-time cash payment of $25.0 million. Gores purchased at a discount certain debt held by debt holders who did not wish to participate in the New Senior Notes as set forth in the Securities Purchase Agreement.
The New Senior Notes bear interest at 15.0% per annum, payable 10% in cash and 5% in-kind (PIK interest). The PIK interest will be added to principal quarterly but will not be payable until maturity. The New Senior Notes may be prepaid at any time, in whole or in part, without premium or penalty. Payment of the New Senior Notes is mandatory upon, among other things, certain asset sales and the occurrence of a “change of control” (as such term is defined in the Securities Purchase Agreement).
The New Senior Notes are guaranteed by our domestic subsidiaries (the “Guarantors”) and are secured, pursuant to an amendment of our security agreement with the debt holders, by a first priority lien on substantially all of our assets.
We are subject to restrictive covenants that, among other things, limit our ability to incur debt, incur liens, make investments, make capital expenditures, consummate acquisitions, pay dividends, sell assets and enter into mergers and similar transactions beyond specified baskets and identified carve-outs. Additionally, we may not exceed the maximum senior leverage ratio (the principal amount outstanding under the New Senior Notes over our consolidated EBITDA). The Securities Purchase Agreement contains customary representations and warranties and affirmative covenants.
The Securities Purchase Agreement also contains customary events of default, including, without limitation, nonpayment of principal or other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-default to our other indebtedness or our subsidiaries; certain ERISA-related events; certain voluntary and involuntary bankruptcy events; certain judgment related defaults; and invalidity or imperfected liens on collateral. The Guarantors’ obligations under the guaranty will be triggered upon the occurrence of an event of default.
If an event of default occurs and is continuing under the Securities Purchase Agreement, any holder or holders of more than 50% in principal amount of the New Senior Notes may accelerate all of our obligations under the New Senior Notes. For events of default related to nonpayment of principal or interest, any two holders of the New Senior Notes (other than Gores) holding at least 15% (in the aggregate) of principal amount of the New Senior Notes affected by the event of default, may accelerate our obligations under the New Senior Notes held by them. For other events of default, the obligations under the New Senior Notes are automatically accelerated.

New Credit Agreement
In connection with the Debt Restructuring, we also entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Foothill, LLC, as the arranger, administrative agent and initial lender, pursuant to which we obtained a $15.0 million revolving line of credit (which includes a $1.5 million letter of credit sub-facility) on a senior unsecured basis and a $20.0 million unsecured non-amortizing term loan, the obligations in respect of which are subordinated to obligations in respect of the New Senior Notes. We borrowed the entire amount of the term loan on the Closing Date and did not make any borrowings under the revolving line of credit. Loans under the Credit Agreement will mature on July 15, 2012 and proceeds of the term loan will be used to, among other things, consummate the transactions contemplated by the Restructuring, and pay fees and expenses in connection therewith. Proceeds of the revolving loans are expected to be used for working capital and general corporate purposes.
Our obligations under the Credit Agreement are guaranteed by the Guarantors and Gores. Payment of the loans, under the Credit Agreement, is mandatory upon, among other things, certain asset sales and the occurrence of a change of control.
Loans under the Credit Agreement bear interest at our option at either LIBOR plus 4.5% per annum (with a LIBOR floor of 2.5%) or a base rate plus 4.5% per annum (with a base rate floor of the greater of 3.75% and the one-month LIBOR rate). The Credit Agreement contains substantially similar restrictive covenants (including a maximum senior leverage ratio calculated in a manner consistent with the Securities Purchase Agreement), affirmative covenants and representations and warranties as those found in the Securities Purchase Agreement, subject, in the case of certain covenants, to a cushion on baskets and covenant levels from those contained in the Securities Purchase Agreement.
The Credit Agreement contains customary events of default including, without limitation, nonpayment of principal or other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-acceleration to our other indebtedness; certain ERISA-related events; certain voluntary and involuntary bankruptcy events; certain judgment-related defaults; and certain events related to Gores, including defaults by Gores under the Gores guarantee and defaults by Gores under their other agreements with Wells Fargo Foothill unrelated to us. The Guarantors’ obligations under the guaranty will be triggered upon the occurrence of an event of default.
If an event of default occurs and is continuing under the Credit Agreement, the lenders may, among other things, terminate their obligations (including the revolver commitments) under the Credit Agreement and accelerate our obligations.
Equity Restructuring
Purchase Agreement
In connection with the Equity Restructuring, we entered into a Purchase Agreement (the “Purchase Agreement”) with Gores Radio Holdings, LLC. In exchange for the then outstanding shares of Series A Preferred Stock held by Gores, we issued 75,000 shares of 7.50% Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”). In addition Gores purchased 25,000 shares of Series B Preferred Stock (together with the Series A-1 Preferred Stock, the “Preferred Stock”), for an aggregate purchase price of $25.0 million.
Terms of Series A-1 Preferred Stock
Holders of the Series A-1 Preferred Stock will be entitled to receive dividends at a rate of 7.50% per annum, compounded quarterly, which will be added to the liquidation preference (initially equal to $1,065 per share). The Series A-1 Preferred Stock ranks pari passu with the Series B Preferred Stock. If the Series A-1 Preferred Stock remains outstanding after June 19, 2013, the dividend rate will increase to 15.00% per annum. Holders of the Series A-1 Preferred Stock will also be entitled to receive dividends declared or paid on our common stock on an as-converted basis.
The Series A-1 Preferred Stock is convertible at the option of the holders into a number of shares of common stock by dividing the number of shares of Series A-1 Preferred Stock to be converted by the multiple of the liquidation preference and the conversion price in effect at the close of business on the conversion date.
After March 19, 2013, we have the sole option to redeem the Series A-1 Preferred Stock at any time provided we concurrently offer to redeem the same proportion (based on liquidation preference) of the Series B Preferred Stock on the same terms and conditions and at the same time. If the Series A-1 Preferred Stock remains outstanding after December 19, 2013, the liquidation preference per share will increase by 50%.

Terms of Series B Preferred Stock
Holders of the Series B Preferred Stock will be entitled to receive dividends at a rate of 8.0% per annum, compounded quarterly, which will be added to the liquidation preference (initially equal to $1,000 per share). The Series B Preferred Stock ranks pari passu with the Series A-1 Preferred Stock. If the Series B Preferred Stock remains outstanding after June 19, 2013, the dividend rate will increase to 15.00% per annum. Holders of the Series B Preferred Stock will also be entitled to receive dividends declared or paid on the Common Stock on an as-converted basis.
The Series B Preferred Stock is convertible at the option of the holders into a number of shares of Common Stock by dividing the number of shares of Series B Preferred Stock to be converted by the multiple of the liquidation preference and the conversion price in effect at the close of business on the conversion date.

Schedule II — Valuation and Qualifying Accounts
Allowance for Doubtful Accounts

	Balance at	Additions	Deductions	Balance at
	Beginning of	Charged to Costs	Write-offs and	End of
	Period	And Expenses	Other Adjustments	Period

2008	$3,602	$439	$(409)	$3,632

2007	$4,387	$139	$(924)	$3,602

2006	$2,797	$2,323	$(733)	$4,387